UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Clear Channel Outdoor Holdings, Inc.

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Clear Channel Outdoor Holdings, Inc.

P.O. Box 659512

San Antonio, Texas 78265-9512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2008

As a stockholder of Clear Channel Outdoor Holdings, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of stockholders of Clear Channel Outdoor Holdings, Inc. to be held at the corporate offices of Clear Channel Outdoor Holdings, Inc., located at 200 E. Basse Road, San Antonio, Texas 78209, on April 30, 2008, at 8:00 a.m. local time, for the following purposes:

1.	to elect two directors to serve for a three year term;

2.	to transact any other business which may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 14, 2008 are entitled to notice of and to vote at the meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the meeting. Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 8:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Andrew W. Levin
Executive Vice President, Chief Legal Officer and Secretary

San Antonio, Texas

April 7, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “Company,” “we,” “our” or “us”) to be held on Wednesday, April 30, 2008, beginning at 8:00 a.m. local time, at the corporate offices of Clear Channel Outdoor Holdings, Inc., located at 200 E. Basse Road, San Antonio, Texas 78209, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 9, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these materials?

A:	Clear Channel Outdoor’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on April 30, 2008. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q: What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel Outdoor’s 2007 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A proxy card and a return envelope are also enclosed.

Q: What proposals will be voted on at the annual meeting?

A:	There is one proposal scheduled to be voted on at the annual meeting which is the election of directors.

Q: Which of my shares may I vote?

A:	All shares of Class A common stock owned by you as of the close of business on March 14, 2008 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDERS OF RECORD: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting. Clear Channel Outdoor has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. The election of directors is a routine matter. Your broker will send you directions on how you can instruct your broker to vote.

If you do not provide instructions to your broker on how to vote your shares on routine matters, they may either vote your shares on these matters in their discretion or leave your shares unvoted.

Q: How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q: How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q: May I change my vote?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting at the annual meeting.

Q: What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q: What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q: What constitutes a quorum?

A:	The holders of a majority of the total voting power of the Company’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting. Broker non-votes (as further described below) and abstentions are both counted toward a quorum.

Under NYSE rules, the proposal to elect directors is considered a “routine matter.” This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not timely furnished voting instructions.

Q: What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board.

Q: Where can I find the voting results of the annual meeting?

A:	Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in Clear Channel Outdoor’s quarterly report on Form 10-Q for the second quarter of 2008, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 11, 2008.

THE BOARD OF DIRECTORS

The Board is responsible for the management and direction of Clear Channel Outdoor and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and other executive officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Our directors are divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. For so long as Clear Channel Communications, Inc. is the owner of such number of shares representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board of Directors, the composition of our Board Committee and the size of the Board.

Because more than fifty percent (50%) of the voting power of Clear Channel Outdoor is controlled by Clear Channel Communications, Inc., Clear Channel Outdoor has elected to be treated as a “controlled company” under the Corporate Governance Listing Standards of the New York Stock Exchange. Accordingly, Clear Channel Outdoor is exempt from the provisions of the Corporate Governance Listing Standards requiring: (i) that the majority of the Board of Directors consists of independent directors, (ii) that we have a Nominating and Governance Committee and that it be composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities, (iii) that we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities and (iv) an annual performance evaluation of the Compensation Committee. However, notwithstanding this exemption, as described more fully below, currently a majority of the Board of Directors consists of independent directors and we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities.

BOARD MEETINGS

The Board held six meetings during 2007. Each board member attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meetings of stockholders. All of our seven directors attended the Annual Meeting of Stockholders in 2007.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors. The full text of the guidelines can be found on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor. The Board has adopted the following standards for determining the independence of its members:

1.	A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from Clear Channel Outdoor, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel Outdoor’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not (a) be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.

Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2008. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel Outdoor and its subsidiaries, affiliates and investors, including those reported under “Transactions with Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Our board currently consists of seven directors, four of whom are independent (as defined by our Governance Guidelines and NYSE listing standards) and one of whom is our Chief Executive Officer. Our Governance Guidelines, which include guidelines for determining director independence, are published in the investor relations section of our website at www.clearchanneloutdoor.com. For a director to be independent, the board must determine the director does not have any direct or indirect material relationship with Clear Channel Outdoor. The board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Appendix A of the Governance Guidelines. The board has determined Mr. Parker, Mr. Raines, Mrs. Shields and Mr. Tremblay satisfy the NYSE’s independence requirements and our board’s independence guidelines.

As a result of this review, the Board affirmatively determined that W. Douglas Parker, James M. Raines, Marsha M. Shields and Dale W. Tremblay are independent of Clear Channel Outdoor and its management under the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines, including those standards enumerated in paragraphs 1-7 above. In addition, the Board has determined that every member of the Audit Committee and the Compensation Committee is independent. While in its review the Board noted certain longtime business and personal relationships between certain of the members of the Board that are not required to be described under the heading “Compensation Committee Interlocks And Insider Participation” or under the heading “Transactions with Related Persons” found on page 27of this document, it concluded that none of business or personal relationships impaired any of the above-named Board members’ independence.

The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. Clear Channel Outdoor’s non-management directors have met separately in executive sessions without management present.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Corporate Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of any committee or subcommittee of the Board.

The independent directors shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter. Currently, James M. Raines is serving as the Presiding Director. As part of the standard rotation established by the Board, Marsha M. Shields will begin her service as the Presiding Director on July 1, 2008.

COMMITTEES OF THE BOARD

The Board has two committees: the Compensation Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. Each committee has a written charter which guides its operations. The written charters are all available on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com, or a copy may be obtained upon request from the Secretary of Clear Channel Outdoor. The table below sets forth members of each committee.

BOARD COMMITTEE MEMBERSHIP

Name	Compensation Committee	Executive Performance Subcommittee	Audit Committee
W. Douglas Parker	X	X
James M. Raines			X*
Marsha M. Shields			X
Dale W. Tremblay	X*	X*	X

X = Committee member; * = Chairperson

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning directors of Clear Channel Outdoor and its subsidiaries. See the Report of the Compensation Committee later in this document, which details the basis on which the Compensation Committee determines executive compensation. The Compensation Committee met six times during 2007. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants. Hewitt Associates serves as the Compensation Committee’s compensation consultant, and works directly for the Compensation Committee. Hewitt Associates does not perform any other services for Clear Channel Outdoor.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•

assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

•

review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s Chief Operating Officer and to evaluate the COO’s performance in light of those goals and objectives, and to determine and approve the COO’s compensation level based on this evaluation; and

•	make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

The compensation of our CEO is set by the Compensation Committee of Clear Channel Communications, Inc. See the discussion of CEO and CFO compensation on page 11 under the heading “Overview and Objectives of our Compensation Program.” The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.

The Audit Committee

The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. James M. Raines has been designated by our Board of Directors as the Audit Committee financial expert (as defined in the applicable regulations of the SEC). See the Audit Committee Report later in this document, which details the duties and performance of the Committee. The Audit Committee met eight times during 2007. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards. The Audit Committee operates under a written charter adopted by the Board of Directors which reflects standards set forth in SEC regulations and NYSE rules. The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The charter is reviewed, and amended if necessary, on an annual basis. The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com or may be obtained upon request from our Secretary.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by stockholders. Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and oversee the management of Clear Channel Outdoor. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, global business and social perspectives, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which Clear Channel Outdoor operates.

Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Clear Channel Outdoor. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The Board will consider director candidates recommended by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Presiding Director of Clear Channel Outdoor at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Stockholders should direct such proposals to: Board of Directors – Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and interested parties desiring to communicate with the Board should do so by sending regular mail to Board of Directors – Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board intends to nominate, at the annual meeting of stockholders, the two persons listed as nominees below. Each of the directors elected at the annual meeting will serve a three year term or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Clear Channel Outdoor Class A common stock represented and entitled to be voted at the annual meeting. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “FOR” the election of the two nominees listed. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR FOR TERMS EXPIRING 2011

The nominees for director are Randall T. Mays, and Marsha M. Shields.

Randall T. Mays, age 42, has served as our Chief Financial Officer since August 2005 and Director since April 1997. Mr. Mays has served as Chairman of the Board of Directors of Live Nation, Inc. since August 2005. He also was appointed Executive Vice President and Chief Financial Officer of Clear Channel Communications, Inc. in February 1997 and was appointed Secretary in April 2003. He was appointed President of Clear Channel Communications, Inc. in February 2006. He has served on the Board of Directors of Clear Channel Communications since April 1999. Mr. Mays is the son of L. Lowry Mays, Clear Channel Communications, Inc.’s Chairman and one of our Board members, and is the brother of Mark P. Mays, our Chief Executive Officer and one of our Board members.

Marsha M. Shields, age 53, has served as a director of Primera Insurance since March 1989. Since June 2002, Mrs. McCombs has served as the President of the McCombs Foundation and as Dealer Principal for McCombs Automotive. She has served as Manager of McCombs Family Ltd. since January 2000. Mrs. Shields is the daughter of one of the Board members of Clear Channel Communications, Inc. Mrs. Shields has been a member of our Board of Directors since November 2005.

MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2009

W. Douglas Parker, age 46, has served as Chairman and Chief Executive Officer of America West Holdings Corporation and America West Airlines since September 2001. Mr. Parker has been a member of our Board of Directors since November 2005.

Dale W. Tremblay, age 49, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company, since July 2001. Mr. Tremblay has been a member of our Board of Directors since November 2005. He currently serves on the Advisory Board for the Michigan State University Financial Analysis Lab.

Mark P. Mays, age 44, has served as our Chief Executive Officer since August 2005 and Director since April 1997. Mr. Mays was President and Chief Operating Officer of Clear Channel Communications, Inc. from February 1997 until his appointment as President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel Communications, Inc. in February 2006. Mr. Mays has served on the Board of Directors of Clear Channel Communications, Inc. since May 1998, and has served on the Board of Live Nation, Inc. since August 2005. On February 4, 2008, Mr. Mays tendered his resignation as a director of Live Nation, Inc. Mr. Mays is the son of L. Lowry Mays, Clear Channel Communications, Inc.’s Chairman and one of our Board members, and is the brother of Randall T. Mays, our Executive Vice President and Chief Financial Officer and one of our Board members.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010

L. Lowry Mays, age 72, has served as a member of our Board of Directors since April 1997 and has been our Chairman of the Board since October 2005. Mr. Mays is Chairman of the Board of Directors of Clear Channel Communications, Inc., and prior to October 2004 he was the company’s Chief Executive Officer. Mr. Mays has been a member of Clear Channel Communications, Inc.’s Board of Directors since its inception and has served on the Board of Directors of Live Nation, Inc. since August 2005. Mr. Mays is the father of Mark P. Mays and Randall T. Mays, both of whom are members of our Board of Directors and executive officers of the Company.

James M. Raines, age 68, has served as the President of James M. Raines & Co., an investment banking company, since 1988. Mr. Raines has been a member of our Board of Directors since November 2005. Since 1998, Mr. Raines has served on the Board of Directors of Waddell & Reed Financial, Inc., a financial services corporation.

CODE OF BUSINESS CONDUCT AND ETHICS

Clear Channel Outdoor adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor. If Clear Channel Outdoor makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel Outdoor’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel Outdoor will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor common shares as of March 14, 2008, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel Outdoor to own beneficially more than 5% of outstanding Class A common stock. At the close of business on March 14, 2008, there were 40,580,595 shares of Clear Channel Outdoor Class A common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name	Amount and Nature of Beneficial Ownership		Percent of Class A Common Stock
L. Lowry Mays	—		—
Mark P. Mays	16,667		*
Randall T. Mays	16,667		*
W. Douglas Parker	9,250	(1)	*
James M. Raines	9,250	(2)	*
Marsha M. Shields	9,250	(3)	*
Dale W. Tremblay	9,250	(4)	*
Paul J. Meyer	321,065	(5)	*
Jonathan D. Bevan	50,856	(6)	*
Franklin G. Sisson, Jr.	131,594	(7)	*
Clear Channel Communications, Inc	315,000,000		— (8)
T. Rowe Price Associates, Inc. (9)	9,675,300		23.8%
Arnhold & S Bleichroeder Advisers. (10)	10,397,583		25.6%
Tracer Capital Management (11)	2,717,453		6.7%
All Directors and Executive Officers as a Group (14 persons)	764,778	(12)	1.9%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.
(1)	Includes 3,000 shares subject to options held by Mr. Parker.

(2)	Includes 3,000 shares subject to options held by Mr. Raines.
(3)	Includes 3,000 shares subject to options held by Mrs. Shields.
(4)	Includes 3,000 shares subject to options held by Mr. Tremblay.
(5)	Includes 281,065 shares subject to options held by Mr. Meyer.
(6)	Includes 31,398 shares subject to options held by Mr. Bevan.
(7)	Includes 118,222 shares subject to options held by Mr. Sisson.
(8)	Clear Channel Communications, Inc. does not own any of our Class A common stock. The 315.0 million shares owned by Clear Channel Communications, Inc. represent 100% of the shares of our Class B common stock. Shares of Class B common stock are convertible on a one for one basis into shares of Class A common stock and entitle the holder to twenty votes per share upon all matters on which stockholders are entitled to vote.
(9)	Address: 100 E. Pratt Street, Baltimore, MD 21202
(10)	Address: 1345 Avenue of the Americas, New York, NY 10105.
(11)	Address: 540 Madison Avenue, 33rd Floor, New York, NY 10022.
(12)	Includes 584,798 shares subject to options held by such persons.

Equity Compensation Plans

The following table summarizes information as of December 31, 2007, relating to Clear Channel Outdoor’s equity compensation plan pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Plan category	Number of securities to be issued upon exercise price of outstanding options, warrants and rights	Weighted- average exercise price of outstanding warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	8,027,611	$21.6697	33,417,742
Equity compensation plans not approved by security holders	—	—	—
Total	8,027,611	$21.6697	33,417,742

(1)	The plan is the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Executive Compensation Discussion and Analysis included in this document with management. Based on such review and discussion, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

Respectfully submitted,

THE COMPENSATION COMMITTEE
Dale W. Tremblay - Chairman,
W. Douglas Parker

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

Clear Channel Outdoor believes that compensation of its executive and other officers and senior managers should be directly and materially linked to operating performance. The fundamental objective of Clear Channel Outdoor’s compensation program is to attract, retain and motivate top quality executive and other officers through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of Clear Channel Outdoor’s officers and senior management with the interests of Clear Channel Outdoor’s stockholders.

Overall, Clear Channel Outdoor has designed its compensation program to:

•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	create a strong performance alignment with stockholders.

Clear Channel seeks to achieve these objectives through a variety of compensation elements:

•	annual base salary;

•	an annual incentive bonus, the amount of which is dependent on the performance of Clear Channel Outdoor and, for most executives, individual performance during the prior fiscal year;

•

long-term incentive compensation, delivered in the form of stock options grants and restricted stock awards that are awarded based on the prior year’s performance and other factors described below, and that are designed to align executive officers’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.

Chief Executive Officer and Chief Financial Officer Compensation

Our Chief Executive Officer, Mr. Mark Mays, simultaneously serves as the Chief Executive Officer of our parent, Clear Channel Communications, Inc. Our Chief Financial Officer, Mr. Randall Mays, simultaneously serves as the President and Chief Financial Officer of our parent, Clear Channel Communications, Inc. Messrs. Mark and Randall Mays are compensated by Clear Channel Communications, Inc., and we reimburse Clear Channel Communications, Inc. for their services pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, L.P. The compensation for Messrs. Mark and Randall Mays is set by the Compensation Committee of the Board of Directors of Clear Channel Communications, Inc. All references in this Executive Compensation Discussion and Analysis to compensation policies and practices for the Company’s executive officers should be read to exclude the compensation policies and practices applicable to our Chief Executive Officer and Chief Financial Officer.

COMPENSATION PRACTICES

The Compensation Committee of the Board of Directors (the “Committee”) engages a leading national executive compensation consulting firm to develop and provide market pay data (including base salary, bonus, long-term incentive compensation and all other compensation) to better evaluate the appropriateness and competitiveness of overall compensation paid to Clear Channel Outdoor’s executive officers. Compensation objectives are developed based on market pay data from proxy statements and other sources, when available, of leading media companies identified as key competitors for business and/or executive talent (“Media Peers”) (including Belo Corp., Dow Jones & Co. Inc., Interpublic Group, JC Decaux, Lamar Advertising Company, New York Times, Reader’s Digest, Scholastic Corp, Tribune Company, Washington Post and Yahoo! Inc.). The Media Peers were selected by the consulting firm based on business industry sector, selected financial criteria, and pay data availability for top executive positions. A table comparing key financial criteria of the Media Peers from the 2005 fiscal year (the information that was utilized by the consulting firm to select the Media Peer group) to CCO is set forth below.

FY 2005 Market Data for Clear Channel Media Peer Group

(In millions of dollars)

Media Peers	Assets ($)	Market Value Equity ($)	Revenue ($)	EBITDA ($)	Operating Income After Depr & Amort. ($)	Cash Flow ($)	Employees (#)	EBITDA Growth (%)	Operating Income Growth (%)	Cash Flow Growth (%)	Return on Assets (%)	Return on Equity (%)	3-yr Total Shareholder Return (%)
BELO CORP	3,589.2	2,372.8	1,521.2	395.9	300.0	223.6	7,800	-11.90	-14.58	-3	3.56	4.60	1.70
DOW JONES & CO INC	1,782.0	2,949.1	1,769.7	241.0	132.7	168.7	7,501	-11.08	-20.13	-17	3.39	15.60	-4.06
INTERPUBLIC GROUP	11,945.2	4,154.6	6,274.3	155.9	(12.9)	(103.1)	43,000	-74.01	-103.11	-71	-2.50	-7.14	-11.82
JC DECAUX	4,350.3	5,943.0	2,250.0	611.2	385.5	247.5	7,911	2.11	4.14	2	5.90	13.59
LAMAR ADVERTISING	3,737.1	4,885.7	1,021.7	455.8	165.7	331.9	3,200	15.97	58.60	10	1.11	1.22	11.08
NEW YORK TIMES	4,533.0	3,838.9	3,372.8	554.2	415.9	404.0	11,965	-14.99	-19.37	-6	5.86	10.20	-15.31
READERS DIGEST	2,180.6	1,643.1	2,389.7	138.3	81.4	(34.0)	4,200	-24.96	-32.78	-130	-4.23	-9.96	-2.22
SCHOLASTIC CORP	2,052.2	1,102.1	2,283.8	208.3	142.5	134.4	10,400	3.22	2.74	5	3.34	5.34	-5.44
TRIBUNE	14,546.2	9,363.6	5,595.6	1,440.0	1,196.2	778.5	22,400	-8.99	-11.34	-3	3.62	5.44	-11.48
WASHINGTON POST	4,584.8	7,342.5	3,553.9	735.4	537.4	512.4	16,400	-1.64	-4.55	-1	6.84	10.26	2.04
YAHOO INC	10,831.8	55,153.3	5,257.7	1,504.9	1,107.7	2,293.4	9,800	52.06	63.24	99	17.51	20.35	68.51

Min	1,782.0	1,102.1	1,021.7	138.3	(12.9)	(103.1)	3,200	-74.01	-103.11	-130.17	-4.23	-9.96	-15.31
25th Percentile	2,884.9	2,660.9	2,009.8	224.6	137.6	151.5	7,651	-13.44	-19.75	-11.63	2.23	2.91	-9.97
50th Percentile	4,350.3	4,154.6	2,389.7	455.8	300.0	247.5	9,800	-8.99	-11.34	-3.06	3.56	5.44	-3.14
75th Percentile	7,708.3	6,642.8	4,405.8	673.3	476.6	458.2	14,183	2.67	3.44	3.54	5.88	11.93	1.95
Max	14,546.2	55,153.3	6,274.3	1,504.9	1,196.2	2,293.4	43,000	52.06	63.24%	99.32	17.51	20.35	68.51
CLEAR CHANNEL OUTDOOR	4,918.35	7,022.25	2,666.08	747.46	346.82	462.21	7,600	17.60	40.20	16.81	1.25	1.55	not available
Percent Rank vs. Peers	71%	78%	53%	80%	55%	75%	23%	90%	87%	91%	21%	21%	—

In making decisions with respect to any element of executive compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term compensation delivered through stock option grants and restricted stock awards) to award to executive officers each year. Among these factors are:

•

in the case of our President and Chief Operating Officer, how proposed amounts of total compensation compare to amounts paid to similar executives of Media Peers; for example, following below is a table comparing our President and Chief Operating Officer’s total compensation to the total compensation of similarly situated executives of our Media Peers;

Company	Executive	Salary	Bonus	Total Cash Compensation	Total LTI Grant Value[1]	Net Total Compensation
BELO CORP	SANDER, JOHN L. (JACK)	$600,000	$250,000	$850,000	$1,300,888	$2,150,888
DOW JONES & CO INC	ZANNINO, RICHARD F.	756,653	638,000	1,394,653	1,626,307	3,020,960
INTERPUBLIC GROUP	DOONER, JR., JOHN J.	1,250,000	900,000	2,150,000	737,441	2,887,441
JC DECAUX SA	DECAUX,JEAN-FRANCOIS	1,395,900	1,648,350	3,044,250	0	3,044,250
LAMAR ADVERTISING	REILLY,SEAN E.	425,000	175,000	600,000	0	600,000
NEW YORK TIMES	SULZBERGER, JR., ARTHUR	1,055,596	560,521	1,616,117	2,139,000	3,755,117
READERS DIGEST	SCHRIER, ERIC W.	462,692	345,600	808,292	1,388,486	2,196,778
SCHOLASTIC CORP	HOLTON, LISA	600,000	75,300	675,300	531,000	1,206,300
TRIBUNE CO	SMITH, SCOTT C.	525,000	154,000	679,000	793,900	1,472,900
WASHINGTON POST	MORSE, JR., JOHN B.	550,000	323,215	873,215	448,604	1,321,819
YAHOO INC	ROSENSWEIG, DANIEL	500,000	1,150,000	1,650,000	18,393,250	20,043,250

25th %ile		512,500	212,500	743,646	489,802	1,397,360
50th %ile		600,000	345,600	873,215	793,900	2,196,778
75th %ile		906,125	769,000	1,633,059	1,507,397	3,032,605
CLEAR CHANNEL OUTDOOR	MEYER, PAUL J.	566,742	920,000	1,486,742	1,219,100	2,705,842

[1]	Value of option grants, restricted stock, and target LTIP.

•	the value of stock options awarded in prior years;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.

In addition, in reviewing and approving employment agreements for named executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

The Committee and the Executive Performance Subcommittee of the Committee (the “Subcommittee”) believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables Clear Channel Outdoor to meet the requirements of the highly competitive environment in which Clear Channel Outdoor operates while ensuring that executive officers and senior managers are compensated in a way that advances the interests of all stockholders. Under this approach, compensation of these officers and senior managers involves a high proportion of pay that is “at risk,” namely, the annual incentive bonus, stock options and restricted stock awards. The annual incentive bonus is also based entirely on Clear Channel Outdoor’s financial performance. Stock options and restricted stock awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel Outdoor’s stockholders.

Clear Channel Outdoor’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to Clear Channel Outdoor and individual performance with respect to market competitiveness.

Administration. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives, and competitive pay levels.

The base salary of our President and Chief Operating Officer is set at a level comparable to salaries paid to similarly situated executives of Clear Channel Outdoor’s Media Peers. We entered into employment agreements with Paul J. Meyer, our President and Chief Operating Officer, and with Jonathan D. Bevan, our Chief Financial Officer-International, pursuant to which we are required to compensate Mr. Meyer and Mr. Bevan in accordance with their respective employment agreements. Clear Channel Outdoor believes that the employment agreements with Mr. Meyer and Mr. Bevan are in the best interests of Clear Channel Outdoor to assure continuity of management.

The base salaries of our other executive officers are determined based on recommendations made by our President and Chief Operating Officer to the Committee. The Committee then considers these recommendations in light of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives, and competitive pay levels in setting the base salary.

Analysis. The minimum base salary for our President and Chief Operating Officer is determined by an employment agreement. This minimum salary, the amount of any increase over this minimum and the base salaries for the executive officers whose salaries are not specified in an agreement, are determined by the Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at Industry Peers;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).

Where not specified by contract, salaries are generally reviewed annually. For 2007, we increased the salary of each of our named executive officers, other than Messrs. Mark and Randall Mays. In increasing these salaries we reviewed the executives’ individual performance, level of pay of both the executive in question and other similarly situated Clear Channel Outdoor executives, and competitive pay levels at other media companies.

In setting base salaries, the Committee also considers the importance of linking a high proportion of named executive officers’ compensation to performance in the form of the annual incentive bonus, which is tied to both Clear Channel Outdoor’s financial performance measures and individual performance, as well as long-term stock-based compensation, which is tied to Clear Channel Outdoor’s stock price performance and performance compared to Industry Peers.

Annual Incentive Bonus

Purpose. Clear Channel Outdoor’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus compensation element is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with growth of long-term stockholder value.

Administration. Each of our named executive officers, other than Messrs. Mark and Randall Mays, participates in the Clear Channel Outdoor 2006 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is administered by the Subcommittee and provides for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the Annual Incentive Plan, the Subcommittee establishes specific company “performance-based goals” applicable to each covered executive officer for the ensuing fiscal year performance period. The performance goals for corporate-level executive officers are based on Clear Channel Outdoor’s year-over-year improvements in financial results using a combination of metrics which may include earnings per share, free cash flow per share, operating income before depreciation, amortization and non-cash compensation expense, and other financial measures which best reflect the officer’s contribution to outstanding corporate performance. Performance goals for each executive officer are set pursuant to an extensive annual operating plan developed by the President and Chief Operating Officer in consultation with other senior executive officers. The President and Chief Operating Officer makes recommendations as to the compensation levels and performance goals of Clear Channel Outdoor’s executive officers to the Subcommittee for its review, consideration and approval.

The total annual incentive bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Subcommittee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals. For example, in 2007 the Subcommittee established an objective formula for calculating the maximum bonus payable to each executive officer. These maximum bonus amounts were set above Clear Channel’s historical bonus levels for executives, because the Section 162(m) regulations allow only “negative discretion” in respect of this type of plan, and the Subcommittee desired flexibility to recognize exceptional individual performance when warranted.

The annual bonus process for named executive officers involves four basic steps pursuant to the Annual Incentive Plan:

•	At the outset of the fiscal year:

1.	Set performance goals for the year for Clear Channel Outdoor and each participant

2.	Set a target bonus for each individual

•	After the end of the fiscal year:

3.	Measure actual performance (individual and company-wide) against the predetermined Clear Channel Outdoor and individual performance goals to determine the preliminary bonus

4.	Make adjustments to the resulting preliminary bonus calculation to reflect Clear Channel Outdoor’s performance relative to the performance of the Industry Peers.

Analysis. For 2007, the performance-based goals applicable to covered executive officers were:

Paul Meyer

Mr. Meyer’s 2007 performance-based goals consisted of growth in earnings per share or EPS, effective deployment of capital, and growth in operating income before depreciation, amortization, non-cash compensation expense and gain or loss on disposition of assets or OIBDAN. The Company calculates OIBDAN by adjusting net income to exclude non-cash compensation and the following line items presented in the Company’s statement of operations: (i) minority interest income (expense) (ii) income tax (expense) benefit, (iii) other income (expense) – net, (iv) equity in earnings of nonconsolidated affiliates, (v) gain (loss) on marketable securities, (vi) interest expense, (vii) gain (loss) on disposition of assets – net, and (viii) depreciation and amortization. Mr. Meyer’s aggregate target bonus for 2007 was set at $750,000. Set forth below is a matrix showing the potential performance-based bonus outcomes for Mr. Meyer for 2007:

EPS		Capital Deployment	OIBDAN		Total Potential Performance-Based Bonus
						% of $750,000
		Bonus	OIBDAN			Targeted Bonus
EPS Amount	EPS Bonus	Amount	Growth Rate	OIBDAN Bonus	Total Bonus	Opportunity
$ 0.41	$7,500	$11,250	1.0%	$56,250	$75,000	10.0%
$ 0.42	15,000	22,500	1.7%	112,500	150,000	20.0%
$ 0.43	22,500	33,750	2.4%	168,750	225,000	30.0%
$ 0.44	30,000	45,000	3.2%	225,000	300,000	40.0%
$ 0.45	37,500	56,250	4.0%	281,250	375,000	50.0%
$ 0.46	45,000	67,500	4.8%	337,500	450,000	60.0%
$ 0.47	52,500	78,750	5.6%	393,750	525,000	70.0%
$ 0.48	60,000	90,000	6.4%	450,000	600,000	80.0%
$ 0.49	67,500	101,250	7.2%	506,250	675,000	90.0%
$ 0.50	75,000	112,500	8.0%	562,500	750,000	100.0%
$ 0.51	86,250	129,375	8.8%	646,875	862,500	115.0%
$ 0.52	97,500	146,250	9.6%	731,250	975,000	130.0%
$ 0.53	108,750	163,125	10.4%	815,625	1,087,500	145.0%
$ 0.54	120,000	180,000	11.2%	900,000	1,200,000	160.0%
$ 0.55	131,250	196,875	12.0%	984,375	1,312,500	175.0%
$ 0.56	142,500	213,750	12.8%	1,068,750	1,425,000	190.0%
$ 0.57	153,750	230,625	13.6%	1,153,125	1,537,500	205.0%
$ 0.58	165,000	247,500	14.4%	1,237,500	1,650,000	220.0%
$ 0.59	176,250	264,375	15.2%	1,321,875	1,762,500	235.0%
>$ 0.60	187,500	281,250	> 16.0%	1,406,250	1,875,000	250.0%

Mr. Meyer’s total performance-based bonus for 2007 was $1,484,766. Mr. Meyer’s EPS performance for 2007 exceeded $0.60 per share, resulting in an award of $281,250 for the EPS component of his performance-based bonus. Mr. Meyer was awarded the target amount of $112,500 for the deployment of capital component of his performance-based bonus. Finally, Mr. Meyer’s OIBDAN growth performance was approximately 13.01% for 2007, resulting in an award of $1,091,016 for the OIBDAN growth component of his performance-based bonus.

Franklin Sisson

Mr. Sisson’s 2007 performance-based goals consisted of growth in the Company’s Americas segment in earnings before interest and taxes or EBIT, and growth in the Company’s International segment in operating income before depreciation, amortization, non-cash compensation expense and gain or loss on disposition of assets or OIBDAN. The Company calculates EBIT by adjusting net income to exclude the following line items presented in the Company’s statement of operations: (i) income tax (expense) benefit and (ii) interest expense. The Company calculates OIBDAN by adjusting net income to exclude non-cash compensation and the following line items presented in the Company’s statement of operations: (i) minority interest income (expense) (ii) income tax (expense) benefit, (iii) other income (expense) – net, (iv) equity in earnings of nonconsolidated affiliates, (v) gain (loss) on marketable securities, (vi) interest expense, (vii) gain (loss) on disposition of assets – net, and (viii) depreciation and amortization.

Mr. Sisson’s 2007 performance-based bonus for the Americas segment was calculated by multiplying the appropriate percentage bonus rate based on the Americas segment performance by his salary, and then multiplying that result by 70%. Mr. Sisson’s 2007 performance-based bonus for the International segment was calculated by multiplying the appropriate percentage bonus rate based on the International segment performance by his salary, and then multiplying that result by 30%. Set forth below is a matrix showing the potential performance-based bonus outcomes for Mr. Sisson for 2007:

EBIT/OIBDAN Growth	Bonus Rate	Potential Performance-Based Bonus
1%	3%	$10,800
2%	6%	$21,600
3%	9%	$32,400
4%	12%	$43,200
5%	15%	$54,000
6%	20%	$72,000
7%	25%	$90,000
8%	30%	$108,000
9%	35%	$126,000
10%	40%	$144,000
11%	46%	$165,600
12%	52%	$187,200
13%	58%	$208,800
14%	64%	$230,400
15%	70%	$252,000
16%	77%	$277,200
17%	84%	$302,400
18%	91%	$327,600
19%	98%	$352,800
20%	105%	$378,000
21%	112%	$403,200
22%	119%	$428,400
23%	126%	$453,600
24%	133%	$478,800
25%	140%	$504,000
26%	147%	$529,200
27%	154%	$554,400
>28%	161%	$579,600
29%	168%	$604,800
30%	175%	$630,000
31%	182%	$655,200
32%	189%	$680,400
33%	196%	$705,600
34%	203%	$730,800
35%	210%	$756,000

Mr. Sisson’s total performance-based bonus for 2007 was $157,320. Mr. Sisson’s Americas segment EBIT performance for 2007 was 9%, resulting in an award of $88,200 for the Americas segment EBIT component of his performance-based bonus. Mr. Sisson’s International segment OIBDAN performance for 2007 was 14%, resulting in an award of $69,120 for the International segment OIBDAN component of his performance-based bonus.

Jonathan Bevan

Mr. Bevan’s 2007 performance-based goals consisted of growth in the Company’s International segment in operating income before amortization, non-cash compensation expense and gain or loss on disposition of assets or OIBAN. The Company calculates OIBAN by adjusting net income to exclude non-cash compensation and the following line items presented in the Company’s statement of operations: (i) minority interest income (expense) (ii) income tax (expense) benefit, (iii) other income (expense) – net, (iv) equity in earnings of nonconsolidated affiliates,

(v) gain (loss) on marketable securities, (vi) interest expense, (vii) gain (loss) on disposition of assets – net, and (viii) amortization.

Mr. Bevan’s 2007 performance-based bonus for the International segment was calculated by multiplying the appropriate percentage bonus rate based on the International segment performance by his salary. Mr. Bevan’s performance-based bonus opportunity was capped at 150% of his 2007 salary. Set forth below is a matrix showing the potential performance-based bonus outcomes for Mr. Bevan for 2007:

OIBAN Growth	Bonus rate	Potential Performance-based bonus
0-5%	0.5%	$9,908
6-10%	1%	$19,816
11-15%	2%	$39,631
16-20%	3%	$59,447
21-30%	4%	$158,524
>30%	5%	$307,141

Mr. Bevan’s International segment OIBAN performance for 2007 was 42.6%, resulting in a total performance-based bonus for 2007 of $536,605.

Long-Term Incentive Compensation

Purpose. The long-term incentive compensation element provides a periodic award (typically annual) that is performance-based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of stockholders of Clear Channel Outdoor by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the overall goals of the compensation program described above.

Clear Channel Outdoor’s equity compensation plans are moderately broad-based, with 594 employees at all levels holding outstanding stock incentive awards as of December 31, 2007. Equity ownership for all executive officers and the broad-based employee population is important for purposes of incentive, retention and alignment with stockholders.

Stock Options. The long-term incentive compensation element calls for stock options to be granted with exercise prices of not less than fair market value of Clear Channel Outdoor’s stock on the date of grant and to vest beginning one year from the date of grant and fully vesting four years from the date of grant, with a 10-year term. All vesting is contingent on continued employment, with rare exceptions made by the Committee. Clear Channel Outdoor defines fair market value as the closing price on the date of grant. The Committee will not grant stock options with exercise prices below the market price of Clear Channel Outdoor’s stock on the date of grant (determined as described above), and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without stockholder approval.

Stock option grants to executive officers of Clear Channel Outdoor are determined based in part on the achievement of the performance goals described previously under the heading “—Compensation Elements – Annual Incentive Bonus.” All decisions to grant stock options are in the sole discretion of the Committee or the Subcommittee, as applicable.

Restricted Stock Awards. Restricted stock awards to executives of Clear Channel Outdoor are determined based in part on the achievement of certain performance goals as discussed previously under the heading “—Compensation Elements – Annual Incentive Bonus.” All decisions to award restricted stock are in the sole discretion of the Committee and the Subcommittee, as applicable.

Mix of Stock Options and Restricted Stock Awards. Clear Channel Outdoor’s long-term incentive compensation generally takes the form of stock option grants and restricted stock awards. These two vehicles reward stockholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward executive officers only if the stock price increases. Restricted stock awards are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price.

Employees generally receive half of their award in the form of stock options and half of their award in the form of restricted stock, in a number of shares reduced by a ratio of 3 to 1 (for example, if an employee is awarded 750 options, the employee would also receive 250 shares of restricted stock).

Vesting of Restricted Stock Awards. Restricted stock awards granted as long-term incentive compensation to executive officers generally have scheduled vesting dates over a four year period from the date of grant.

Stock Option and Restricted Stock Grant Timing Practices

Regular Annual Stock Option Grant Dates. The regular annual stock option or restricted stock award date for employees is typically in February and for non-employee members of the Board is typically April.

Partner New Hires/Promotions Grant Dates. Grants of stock option or restricted stock awards to newly-hired or newly-promoted employees are made at the next-following regularly scheduled meeting of the Board after the hire or promotion.

Initial Stock Option Grant Dates for Newly-Elected Non-Employee Directors. Grants of stock option or restricted stock awards to newly-elected non-employee members of the Board are made at the next-following regularly scheduled meeting of the Board after the election. If a non-employee member of the Board is appointed between regularly scheduled meetings, then grants of stock options or restricted stock awards are made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.

Analysis. Stock option and restricted stock awards were made to each named executive officer in 2007. These grants were based on the executives’ individual performance, level of pay of both the executive in question and other similarly situated Clear Channel Outdoor executives, and competitive pay levels at other media companies.

Executive Benefits and Perquisites

Clear Channel provides certain personal benefits to executive officers. Clear Channel Outdoor has a Medical Executive Reimbursement Plan (MERP) in place for Paul Meyer that reimburses Mr. Meyer for out-of-pocket medical, dental and vision expenses that are not paid by the health plan which is available to all full time employees. After claims are paid through the general health plan, co-payments, coinsurance and ineligible expenses are reimbursed to Mr. Meyer through the MERP. In 2007, the Company paid $5,895.22 in claims and administrative expenses.

Mr. Bevan participates in the Clear Channel UK Defined Benefit Pension Scheme, which is a pension plan we sponsor for our employees in the United Kingdom. The pension scheme provides pension income at retirement based on service and salary at retirement. Participation is elective, and participants are required to contribute to the pension scheme. The pension scheme is closed to new entrants, but approximately one-third of UK employees participate in the pension scheme.

Change-in-Control and Severance Arrangements

See the discussion of change in control and severance arrangements with respect to Mr. Paul Meyer on page 25 under the heading “Potential Post-Employment Payments.” The Committee evaluates change in control and severance arrangements as one element in its consideration of the overall compensation for executive officers.

ROLES AND RESPONSIBILITIES

Role of the Committee and the Subcommittee. The Committee and the Subcommittee, as applicable, are primarily responsible for conducting reviews of Clear Channel Outdoor’s executive compensation policies and strategies and overseeing and evaluating Clear Channel Outdoor’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•	evaluating and approving goals and objectives relevant to compensation of the Company’s executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the Board compensation policies for outside directors; and

•	reviewing performance-based and equity-based incentive plans for the executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.

Role of Management. The role of Clear Channel Outdoor management is to provide reviews and recommendations for the Committee’s consideration, and to manage Clear Channel Outdoor’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Clear Channel Outdoor’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives;

•	and recommending pay levels, payout and/or awards for executive officers.

SUMMARY COMPENSATION

The Summary Compensation table shows certain compensation information for the years ended December 31, 2007 and 2006 for the Principal Executive Officer, Principal Financial Officer and each of the three next most highly compensated executive officers for services rendered in all capacities (hereinafter referred to as the “named executive officers”).

2007 SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)	Non – Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark P. Mays –	2007	313,250	(2)	2,318,750	(2)	70,512	229,367	—	—	—		2,931,879
Chief Executive Officer (PEO)*	2006	313,250	(2)	2,318,750	(2)	—	148,719	—	—	—		2,780,719
Randall T. Mays –	2007	306,250	(3)	2,318,750	(3)	70,512	229,367	—	—	—		2,924,879
Chief Financial Officer (PFO)**	2006	303,917	(3)	2,318,750	(3)	—	148,719	—	—	—		2,771,386
Paul J. Meyer –	2007	647,115		—		169,226	582,757	1,484,766	—	18,470	(4)	2,902,334
President and Chief Operating Officer	2006	622,404		895,000		—	601,389	—	—	9,340		2,128,133
Jonathan D. Bevan –	2007	390,353		—		84,500	82,674	536,605	—	104,564	(6)	1,198,696
Chief Financial Officer – International (5)	2006	331,686		55,281		47,130	41,834	—	—	84,359	(7)	560,290
Franklin G. Sisson, Jr. –	2007	353,538		—		49,359	279,380	157,320	—	5,625		845,222
Global Director – Sales and Marketing	2006	325,000		194,125		—	230,332	—	—	6,259		755,716

*	“PEO” refers to principal executive officer.
**	“PFO” refers to principal financial officer.
(1)	There were no forfeitures of stock or option awards held by the named executive officers during 2007 and 2006. See Note K—Shareholders’ Equity in Appendix A page A-47 of this document for the complete disclosure of the assumptions made in the valuation of our stock and option awards.
(2)	Mr. M. Mays’ salary and bonus earned during each of the years ended December 31, 2007 and 2006 was $895,000 and $6,625,000, respectively, of which $313,250 and $2,318,750 was reimbursed by the Company to Clear Channel Communications, Inc. pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, LP.
(3)	Mr. R. Mays’ salary and bonus earned during the year ended December 31, 2007 was $875,000 and $6,625,000, respectively, of which $306,250 and $2,318,750 was reimbursed by the Company to Clear Channel Communications, Inc. pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, LP. Mr. R. Mays’ salary and bonus earned during the year ended December 31, 2006 was $868,333 and $6,625,000, respectively, of which $303,917 and $2,318,750 was reimbursed by the Company to Clear Channel Communications, Inc. pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, LP.
(4)	Represents $6,950 for a personal club membership, $5,895 for claims and administrative expenses associated with a Medical Executive Reimbursement Plan and $5,625 in the Company’s matching contributions to the 401(k) Plan,
(5)	Mr. Bevan is a citizen of the United Kingdom. The compensation amounts reported in this table have been converted from British pounds to U.S. dollars using the average exchange rate from each applicable year.
(6)	Represents contracted payments of $32,529 to Mr. Bevan for car allowance and $72,035 in payments to Mr. Bevan’s pension plan.
(7)	Represents contracted payments of $27,641 to Mr. Bevan for car allowance and $56,718 in payments to Mr. Bevan’s pension plan.

On August 5, 2005, the Company entered into an employment agreement with Paul J. Meyer, which replaced the existing employment agreement by and between Mr. Meyer and Clear Channel Communications, Inc., the Company’s parent. The initial term of the new agreement ends on the third anniversary of the date of the agreement; the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless one party gives the other one year’s notice of expiration at or prior to the second anniversary of the date of the agreement. The contract calls for Mr. Meyer to be the President and Chief Operating Officer of the Company for a base salary of $600,000 in the first year of the agreement; $625,000 in the second year of the agreement; and $650,000 in the third year of the agreement, subject to additional annual raises thereafter in accordance with company policies. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the board of directors and the compensation committee of the Company.

Mr. Meyer may terminate his employment at any time after the second anniversary of the date of the agreement upon one year’s written notice. The Company may terminate Mr. Meyer without “Cause” after the second anniversary of the date of the agreement upon one year’s written notice. “Cause” is narrowly defined in the agreement. If Mr. Meyer is terminated without “Cause,” he is entitled to receive a lump sum payment of accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan. Mr. Meyer is prohibited by his employment agreement from activities that compete with the Company for one year after he leaves the Company and he is prohibited from soliciting Company employees for employment for 12 months after termination regardless of the reason for termination of employment.

On December 3, 2007, the Company entered into an employment agreement with Jonathan D. Bevan. The agreement has no specified term, but can be terminated by either party without cause upon 12 months prior written notice. The agreement calls for Mr. Bevan to be the Chief Financial Officer-International of the Company for a base salary of £198,000. Mr. Bevan is also eligible to receive a performance bonus as decided at the discretion of the Board of Directors and the Compensation Committee of the Company.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS DURING 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark P. Mays (PEO)	5/23/07	—	—	—	—	—	—	16,667	50,000	29.03
Randall T. Mays (PFO)	5/23/07	—	—	—	—	—	—	16,667	50,000	29.03
Paul J. Meyer	5/23/07	—	—	—	—	—	—	40,000	—	—
Jonathan D. Bevan	5/23/07	—	—	—	—	—	—	8,333	26,500	29.03
Franklin G. Sisson, Jr.	5/23/07	—	—	—	—	—	—	11,667	35,000	29.03

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards at fiscal year end of the named executive officers for the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark P. Mays (PEO)	—		100,000	(1)	—	18.0000	11/11/15	—	—	—	—
	—		50,000	(2)	—	29.0300	5/23/17	16,667	461,009	—	—
Randall T. Mays (PFO)	—		100,000	(1)	—	18.0000	11/11/15	—	—	—	—
	—		50,000	(2)	—	29.0300	5/23/17	16,667	461,009	—	—
Paul J. Meyer	61,483	(3)	—		—	33.0228	2/12/08	—	—	—	—
	70,266	(4)	—		—	26.3454	12/14/08	—	—	—	—
	114,183	(5)	—		—	25.3491	2/19/09	—	—	—	—
	—		35,133	(6)	—	20.8463	2/19/10	—	—	—	—
	—		365,000	(7)	—	18.0000	11/11/12	40,000	1,106,400	—	—
Jonathan D. Bevan	1,756	(3)			—	33.0228	2/12/08	—	—	—	—
	5,270	(8)			—	31.8786	7/25/08	—	—	—	—
	3,513	(4)			—	26.3454	12/14/08	—	—	—	—
	4,391	(9)	4,392	(6)	—	20.8463	2/19/10	—	—	—	—
	8,783	(5)			—	25.3491	2/19/09	—	—	—	—
			13,175	(10)	—	17.8861	1/12/12	—	—	—	—
			12,500	(11)	—	19.85	2/13/13	—	—	—	—
			26,500	(2)	—	29.03	5/23/17	19,458	538,208	—	—
Franklin G. Sisson, Jr.	43,916	(5)	—		—	29.6015	10/25/10	—	—	—	—
	4,918	(3)	—		—	33.0228	2/12/08	—	—	—	—
	21,958	(4)	—		—	26.3454	12/14/11	—	—	—	—
	10,540	(9)	10,540	(6)	—	20.8463	2/19/10	—	—	—	—
	26,350	(5)	—		—	25.3491	2/19/09	—	—	—	—
	—		35,133	(12)	—	17.8861	1/12/15	—	—	—	—
	—		110,000	(7)	—	18.0000	11/11/12	—	—	—	—
	—		35,000	(2)	—	29.0300	5/23/17	11,667	322,709	—	—

(1)	Option will vest and become exercisable on November 11, 2010.
(2)	Twenty-five percent of the options will vest and become exercisable on May 23, 2008, 2009, 2010 and 2011.
(3)	Option became exercisable on February 12, 2006.
(4)	Option became exercisable on December 14, 2006.
(5)	Option became exercisable on November 11, 2005.
(6)	Options will vest and become exercisable on February 19, 2008.
(7)	Twenty-five percent of the options will vest and become exercisable on November 11, 2008 and 2009 and remaining fifty percent of the options will vest and become exercisable on November 11, 2010.
(8)	Options became exercisable on July 25, 2006.
(9)	Fifty percent of the option became exercisable on February 19, 2006 and 2007.
(10)	Twenty-five percent of the options will vest and become exercisable on January 12, 2008 and 2009 and remaining fifty percent of the options will vest and become exercisable on January 12, 2010.

(11)	Twenty-five percent of the options will vest and become exercisable on February 13, 2009 and 2010 and remaining fifty percent of the options will vest and become exercisable on February 13, 2011.
(12)	Option will vest and become exercisable on January 12, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2007.

OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark P. Mays (PEO)	—	—	—	—
Randall T. Mays (PFO)	—	—	—	—
Paul J. Meyer	35,133	268,362	—	—
Jonathan D. Bevan	—	—	—	—
Franklin G. Sisson, Jr.	—	—	—	—

PENSION BENEFITS

The following table sets forth certain information concerning pension benefits for the named executive officers at December 31, 2007.

2007 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark P. Mays (PEO)	—	—	—	—
Randall T. Mays (PFO)	—	—	—	—
Paul J. Meyer	—	—	—	—
Jonathan D. Bevan	Clear Channel Retirement Benefit Scheme	4	365,645	—
Franklin G. Sisson, Jr.	—	—	—	—

DIRECTOR COMPENSATION

The following table sets forth certain information concerning director compensation granted to the named directors for the year ended December 31, 2007.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
L. Lowry Mays	—	—		—		—	—	—	—
Mark P. Mays	—	—		—		—	—	—	—
Randall T. Mays	—	—		—		—	—	—	—
W. Douglas Parker	40,000	26,878	(1)	18,458	(1)	—	—	—	85,336
James M. Raines	52,000	26,878	(1)	18,458	(1)	—	—	—	97,336
Marsha M. Shields	42,000	26,878	(1)	18,458	(1)	—	—	—	87,336
Dale W. Tremblay	53,000	26,878	(1)	18,458	(1)	—	—	—	98,336

(1)	See Note K - Shareholders’ Equity in Appendix A page A-47 of this document for the complete disclosure of the assumptions made in the valuation of our stock and option awards.

We pay our non-employee directors an annual cash retainer of $25,000, an additional $1,500 for each board meeting attended and an additional $1,000 for each Committee meeting attended. We may also grant stock options or other stock-based awards to our non-employee directors, and non-employee directors may elect to receive their fees in the form of shares of our Class A common stock. We pay the chairperson of the Audit Committee and the chairperson of the Compensation Committee an additional annual cash retainer of $10,000 and $5,000, respectively.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Paul Meyer

If Mr. Paul Meyer’s employment with the Company, is terminated by us for Cause, Clear Channel Outdoor will, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for Cause must be for one or more of the following reasons: (i) conduct by Mr. Meyer constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment, misappropriation of funds or property of Clear Channel Outdoor, or other willful misconduct as determined in the sole discretion of Clear Channel Outdoor; (ii) continued, willful and deliberate non-performance by Mr. Meyer of his duties hereunder (other than by reason of Mr. Meyer’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) Mr. Meyer’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of Mr. Meyer, a plea of nolo contendere by Mr. Meyer, or other conduct by Mr. Meyer that, as determined in the sole discretion of the Board, has resulted in, or would result in if he were retained in his position with Clear Channel Outdoor, material injury to the reputation of Clear Channel Outdoor, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a breach by Mr. Meyer of any of the provisions of his employment agreement; or (vi) a violation by Mr. Meyer of Clear Channel Outdoor’s employment policies.

If Mr. Meyer’s employment with Clear Channel Outdoor is terminated by us without Cause, Clear Channel Outdoor will, within 90 days after the effective date of the termination, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, Mr. Meyer will receive a total of $600,000, paid pro rata over a one year period in accordance with our standard payroll schedule and practices, as consideration for Mr. Meyer’s post-termination non-compete and non-solicitation obligations.

If Paul Meyer’s employment with Clear Channel Outdoor terminates by reason of his death, Clear Channel Outdoor will, within 90 days, pay in a lump sum amount to such person as Mr. Meyer shall designate in a notice filed with Clear Channel Outdoor or, if no such person is designated, to Mr. Meyer’s estate, Mr. Meyer’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Meyer’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Meyer’s employment with Clear Channel Outdoor terminates by reason of his disability (defined as Mr. Meyer’s incapacity due to physical or mental illness such that Mr. Meyer is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by Clear Channel Outdoor), Clear Channel Outdoor shall, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

Mr. Meyer is prohibited from activities that compete with Clear Channel Outdoor for one year after he leaves Clear Channel Outdoor and he is prohibited from soliciting our employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Meyer’s employment with Clear Channel Outdoor has terminated, upon receiving written permission from the board of directors of Clear Channel Outdoor, Mr. Meyer shall be permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the board of directors of Clear Channel Outdoor in good faith to be immaterial to the operations of Clear Channel Outdoor, or any subsidiary or affiliate thereof, in the location in question. Mr. Meyer is also prohibited from using our confidential information at any time following the termination of his employment in competing, directly or indirectly, with Clear Channel Outdoor.

At any time following Mr. Meyer’s termination of employment, he is entitled to reimbursement of reasonable attorney’s fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of Clear Channel Outdoor or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).

Assuming a change in control of Clear Channel Outdoor occurred on December 31, 2007, Mr. Meyer would have received the value of the immediate vesting of unvested stock options and shares of restricted stock pursuant to Company incentive plan provisions ($1,590,125).

Jonathan Bevan

Assuming a change in control of Clear Channel Outdoor occurred on December 31, 2007, Mr. Bevan would have received the value of the immediate vesting of unvested stock options and shares of restricted stock pursuant to Company incentive plan provisions ($274,741).

Franklin Sisson

Assuming a change in control of Clear Channel Outdoor occurred on December 31, 2007, Mr. Sisson would have received the value of the immediate vesting of unvested stock options and shares of restricted stock pursuant to Company incentive plan provisions ($592,157).

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel Outdoor believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2007.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Compensation Committee members are Dale W. Tremblay, who is Chairman of the Committee, and W. Douglas Parker. The Committee operates under a written charter adopted by the Board of Directors. The Committee is primarily responsible for administering Clear Channel Outdoor’s stock incentive plans, performance-based compensation plans and other incentive compensation plans. Also, the Committee determines compensation arrangements for all of our executive officers and makes recommendations to the Board of Directors concerning compensation policies for us and our subsidiaries.

Until February, 2007, Mark Mays served as a member of the Compensation Committee. None of our executive officers serve as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our Compensation Committee or Board of Directors is an executive officer.

TRANSACTIONS WITH RELATED PERSONS

Marsha M. Shields

Businesses owned and controlled, in part, by Marsha M. Shields and/or her family members purchased an aggregate of $100,000 of outdoor advertising for its various automobile dealerships from Clear Channel Outdoor during 2007. In addition, we have two leases with such business from which we received aggregate payments of $21,000 during 2007. Clear Channel Outdoor believes the transactions described above are no less favorable to Clear Channel Outdoor than could be obtained with nonaffiliated parties.

Clear Channel Communications, Inc.

We are an indirect subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”). Clear Channel Communications, through its wholly owned subsidiary, Clear Channel Holdings, Inc., owns all of our outstanding shares of Class B common stock, representing approximately 88.6% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock. Each share of our Class B common stock is convertible while owned by Clear Channel Communications or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock. Clear Channel Communications has advised us that its current intent is to continue to hold all of our Class B common stock owned by it and thereby retain its controlling interest in us. However, Clear Channel Communications is not subject to any contractual obligation that would prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of Mark P. Mays, Randall T. Mays and L. Lowry Mays, three of our current directors, is a director and executive officer of Clear Channel Communications.

We have entered into a number of agreements with Clear Channel Communications setting forth various matters governing our relationship with Clear Channel Communications. These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with Clear Channel Communications.

Master Agreement

We have entered into a master agreement with Clear Channel Communications. Among other things, the Master Agreement sets forth agreements governing our relationship with Clear Channel Communications.

Auditors and Audits; Annual Financial Statements and Accounting. We have agreed that, for so long as Clear Channel Communications is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will maintain a fiscal year end and accounting periods the same as Clear Channel Communications, conform our financial presentation with that of Clear Channel Communications and we will not change our independent auditors without Clear Channel Communications’ prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of Clear Channel Communications’ financial statements. We have also agreed to provide to Clear Channel Communications all information required for Clear Channel Communications to meet its schedule for the filing and distribution of its financial statements and to make available to Clear Channel Communications and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible personnel so that Clear Channel Communications and its independent auditors may conduct their audits relating to our financial statements. We provide Clear Channel Communications with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and Clear Channel Communications accounting policies and to notify and consult with Clear Channel Communications regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information. The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between Clear Channel Communications and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification. We have agreed to indemnify, hold harmless and defend Clear Channel Communications, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

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the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities and contractual obligations of our business;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel Communications or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with Clear Channel Communications or our amended and restated certificate of incorporation or bylaws; and

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any untrue statement of, or omission to state, a material fact in Clear Channel Communications’ public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel Communications or that Clear Channel Communications incorporated by reference from our public filings, if the statement or omission was made or occurred after November 10, 2005.

Clear Channel Communications has agreed to indemnify, hold harmless and defend us, each of our affiliates and each of our and their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

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the failure of Clear Channel Communications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel Communications or its affiliates, other than liabilities associated with our businesses;

•	the liabilities of Clear Channel Communications and its affiliates’ businesses, other than liabilities associated with our businesses;

•	any breach by Clear Channel Communications or any of its affiliates of the Master Agreement or its other agreements with us; and

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any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that Clear Channel Communications furnished to us or that we incorporated by reference from Clear Channel Communications’ public filings, if the statement or omission was made or occurred after November 10, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures. We have agreed with Clear Channel Communications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between Clear Channel Communications and us have similar dispute resolution provisions.

Other Provisions. The Master Agreement also contains covenants between Clear Channel Communications and us with respect to other matters, including the following:

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our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of Clear Channel Communications, for so long as Clear Channel Communications owns more than 50% of the total voting power of our common stock;

•	confidentiality of our and Clear Channel Communications’ information;

•	our right to continue coverage under Clear Channel Communications’ insurance policies for so long as Clear Channel Communications owns more than 50% of our outstanding common stock;

•	restrictions on our ability to take any action or enter into any agreement that would cause Clear Channel Communications to violate any law, organizational document, agreement or judgment;

•	restrictions on our ability to take any action that limits Clear Channel Communications’ ability to freely sell, transfer, pledge or otherwise dispose of our stock;

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our obligation to comply with Clear Channel Communications’ policies applicable to its subsidiaries for so long as Clear Channel Communications owns more than 50% of the total voting power of our outstanding common stock, except (i) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between Clear Channel Communications and us, or (ii) as otherwise agreed with Clear Channel Communications or superseded by any policies adopted by our board of directors; and

•	restrictions on our ability to enter into any agreement that binds or purports to bind Clear Channel Communications.

Approval Rights of Clear Channel Communications on Certain of our Activities. Until the first date on which Clear Channel Communications owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of Clear Channel Communications is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation);

•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;

•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million;

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incurrence or guarantee of debt by us or our subsidiaries in excess of $400.0 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with Clear Channel Communications, intercompany debt (within our company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;

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enter into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our company or Clear Channel Communications;

•	dissolution, liquidation or winding up of our company or any of our subsidiaries;

•	adoption of a rights agreement; and

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alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our board of directors, corporate opportunities and conflicts of interest between our company and Clear Channel Communications, and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We have entered into a corporate services agreement with Clear Channel Communications to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, Clear Channel Communications provides us with, among other things, the following:

•	treasury, payroll and other financial related services;

•	executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and Clear Channel Communications each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that Clear Channel Communications will make available to us, and we will be obligated to utilize, the services of the chief executive officer of Clear Channel Communications, currently Mark P. Mays, to serve as our Chief Executive Officer, and the chief financial officer of Clear Channel Communications, currently Randall T. Mays, to serve as our Chief Financial Officer. Our obligation to utilize the services of each of the chief executive officer and chief financial officer of Clear Channel Communications in these capacities will continue until Clear Channel Communications owns less than 50% of the voting power of our common stock or we provide Clear Channel Communications with six months prior written notice of termination. Clear Channel Communications charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of Clear Channel Communications. The compensation and benefits costs allocated to us include such executives’ salary, bonus and other standard employee benefits, but exclude equity based compensation.

For the year ended December 31, 2007, charges for the corporate and executive services provided to us by Clear Channel Communications under the Corporate Services Agreement totaled $20.3 million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. federal income tax purposes of which Clear Channel Communications is the common parent corporation, and in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with Clear Channel Communications or one or more of its subsidiaries for certain state and local income tax purposes. We and Clear Channel Communications have entered into a tax matters agreement to allocate the responsibility of Clear Channel Communications and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with Clear Channel Communications or any of its subsidiaries for federal, state or local tax purposes, we make payments to Clear Channel Communications pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse Clear Channel Communications for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for federal, state or local tax purposes, which tax returns are prepared and filed by Clear Channel Communications. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by Clear Channel Communications or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for federal, state or local tax purposes, we are reimbursed by Clear Channel Communications as such tax items are used.

Under the Tax Matters Agreement, Clear Channel Communications is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, Clear Channel Communications determines the amount of our liability to (or entitlement to payment from) Clear Channel Communications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel Communications and us. For example, under the Tax Matters Agreement, Clear Channel Communications will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel Communications and detrimental to us.

For U.S. federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between Clear Channel Communications and us during the period in which we or any of our subsidiaries are included in the consolidated group of Clear Channel Communications or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by Clear Channel Communications. The Tax Matters Agreement provides, however, that Clear Channel Communications will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Internal Revenue Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between Clear Channel Communications and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or Clear Channel Communications will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If Clear Channel Communications spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel Communications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel Communications have agreed that we will each be responsible for 50% of the tax related liabilities arising from the failure of such a spin-off to so qualify.

For the year ended December 31, 2007, the amount of our liability to Clear Channel Communications under the Tax Matters Agreement was $19.0 million.

Employee Matters Agreement

We have entered into an employee matters agreement with Clear Channel Communications covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the Clear Channel Communications employee plans and arrangements along with the employees of other Clear Channel Communications subsidiaries. Our payroll is also administered by Clear Channel Communications.

We and Clear Channel Communications reserve the right to withdraw from or terminate our participation, as the case may be, in any of the Clear Channel Communications employee plans and arrangements at any time and for any reason, subject to at least 90 days’ notice. Unless sooner terminated, it is likely that our participation in Clear Channel Communications employee plans and arrangements will end if and at such time as we are no longer a subsidiary of Clear Channel Communications, which, for this purpose, means Clear Channel Communications owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement with a subsidiary of Clear Channel Communications that entitles us to use (i) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel Communications “outdoor” trademark logo with respect to day-to-day operations of our business; and (ii) certain other Clear Channel Communications marks in connection with our business. Our use of the marks is subject to Clear Channel Communications’ approval. Clear Channel Communications may terminate our use of the marks in certain circumstances, including (i) a breach by us of a term or condition of our various agreements with Clear Channel Communications and (ii) at any time after Clear Channel Communications ceases to own at least 50% of the total voting power of our common stock. In 2007, Clear Channel Communications did not charge us a royalty fee for our use of the trademarks and other marks. We also do not currently anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2008.

Products and Services Provided between Clear Channel Communications and Us

We and Clear Channel Communications engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to Clear Channel Communications at rates we believe would be charged to a third party in an arm’s length transaction.

Our branch managers have historically followed a corporate policy allowing Clear Channel Communications to use, without charge, domestic displays that they or their staff believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2007, we estimated that these discounted revenues would have been approximately 0.75% of our domestic revenues.

Intercompany Note and Other Indebtedness

On August 2, 2005, we distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note matures on August 2, 2010, may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control and, subject to certain exceptions, all proceeds from debt or equity raised by us must be used to prepay such note. At December 31, 2007, the interest rate on the $2.5 billion note was 6.0%. The amount of interest accrued under the intercompany note during the year ended December 31, 2007, totaled $155.0 million. The principal balance on the intercompany note outstanding as of March 31, 2008, was $2.5 billion.

Until all our obligations evidenced by and provided for in the $2.5 billion intercompany note are fully paid, we and our subsidiaries are subject to certain negative covenants contained in the note, including limitations on the following:

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becoming liable for consolidated funded indebtedness (as defined in the note), excluding certain intercompany indebtedness or guarantees of indebtedness incurred by Clear Channel Communications or certain of its subsidiaries, in a principal amount in excess of $400.0 million at any one time outstanding;

•	creating liens;

•	making investments;

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sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of our total consolidated stockholder’s equity (as defined in the note) as shown on our most recently reported annual audited consolidated financial statements;

•	disposing of all or substantially all of our assets;

•	mergers and consolidations;

•	declaring or paying dividends or other distributions;

•	repurchasing our equity; and

•	limitations on entering into transactions with our affiliates.

The note contains customary events that permit its maturity to be accelerated prior to its stated maturity date including our failure to comply with any of its negative covenants.

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain an account that represents net amounts, up to a maximum of $1.0 billion, due to or from Clear Channel Communications, which is recorded as “Due from Clear Channel Communications” or “Due to Clear Channel Communications” on the consolidated balance sheets. The account represents our revolving promissory note with Clear Channel Communications. The account accrues interest pursuant to the Master Agreement and is generally payable on demand. Included in the account is the net activity resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily by Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. At December 31, 2007, a balance of $265.4 million was an asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet. For the year ended December 31, 2007, we accrued net interest income on net amounts due to or from Clear Channel Communications of $3.7 million. At December 31, 2007, the interest rate on the intercompany account was 2.9%.

Policy on Review, Approval or Ratification of Transactions with Related Persons

Clear Channel Outdoor has adopted a written policy for approval of transactions between Clear Channel Outdoor and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members. However, the related person transactions described above in this document with respect to Clear Channel Communications were not approved under this policy because they occurred prior to the time the policy was adopted.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee satisfies itself that it has been fully informed as to the material facts of the related person’s relationship and interest and as to the material facts of the proposed transaction and determines whether the transaction is fair to Clear Channel Outdoor. In addition, if Clear Channel Outdoor’s management, in consultation with Clear Channel Outdoor’s Chief Executive Officer or President and Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee shall report to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel Outdoor Holdings, Inc.’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s Internet website at

www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor.

As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel Outdoor’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met eight times during the year ended December 31, 2007. The Audit Committee also meets privately with the internal and external auditors as well as management immediately following four of these meetings.

During the course of 2007, management completed the documentation, testing and evaluation of Clear Channel Outdoor’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel Outdoor’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel Outdoor’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Committee met with both management and Clear Channel Outdoor’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to Clear Channel Outdoor’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Finally, the Committee continued to monitor the scope and adequacy of Clear Channel Outdoor’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel Outdoor’s audited financial statements in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
James M. Raines - Chairman,
Marsha M. Shields and Dale W. Tremblay

AUDITOR FEES

Ernst & Young LLP billed Clear Channel Outdoor the following fees for services provided during the years ended December 31, 2007 and 2006:

(In thousands)	Fees Paid During Year Ended December 31,
	2007	2006
Annual audit fees (1)	$3,891	$3,782
Audit-related fees (2)	58	129
Tax fees (3)	604	275
All other fees (4)	—	—

Total fees for services	$4,553	$4,186

(1)	Annual audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.
(2)	Audit-related fees are for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.
(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $604,000 tax fees for 2007, $97,000 was related to tax compliance services.
(4)	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2009 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 8, 2008. Proposals should be sent to Secretary, Clear Channel Outdoor Holdings, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

ADVANCE NOTICE PROCEDURES

Under our bylaws, stockholders may not present a proposal for consideration at any stockholders meeting unless such stockholder submits such proposal in writing to the secretary of Clear Channel Outdoor not less than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Clear Channel Outdoor’s proxy statement.

OTHER MATTERS

Neither Clear Channel Outdoor management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

NYSE MATTERS

Clear Channel Outdoor filed the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act with the SEC as exhibits to its most recently filed Form 10-K. Clear Channel Outdoor also submitted a Section 12(a) CEO Certification to the NYSE last year.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Stockholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on February 14, 2008, is available free of charge at Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A paper copy of the Form 10-K is also available without charge to stockholders upon written request to Clear Channel Outdoor Holdings, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

This document is dated April 7, 2008 and is first being mailed to stockholders on or about April 9, 2008.

Andrew W. Levin
Executive Vice President, Chief Legal
Officer and Secretary

APPENDIX A

FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart demonstrates a comparison of the cumulative total returns for the Company, Lamar Advertising Company, an outdoor advertising company and the S&P 500 Composite Index from November 11, 2005 through December 31, 2007.

Indexed yearly Stock Price Close

(Prices adjusted for Stock Splits and Dividends)

INDEXED YEARLY STOCK PRICE CLOSE

(Prices adjusted for Stock Splits and Dividends

	11/11/05	12/31/05	12/31/06	12/31/07
Clear Channel Outdoor	1,000	1,081	1,505	1,491
Lamar Advertising Company	1,000	1,019	1,444	1,117
S&P 500 Index	1,000	1,014	1,174	1,238

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our Class A common stock trades on the New York Stock Exchange under the symbol “CCO.” There were 104 shareholders of record as of February 13, 2008. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales price of our Class A common stock as reported on the NYSE:

	Common Stock Market Price
	High	Low
2006
First Quarter	$23.95	$18.49
Second Quarter	24.20	19.31
Third Quarter	21.26	18.66
Fourth Quarter	28.13	19.49

2007
First Quarter	$31.14	$24.91
Second Quarter	30.12	25.95
Third Quarter	29.24	22.81
Fourth Quarter	28.57	23.65

See Part III, Item 12 for information regarding securities authorized for issuance under our equity compensation plans.

Dividend Policy

To date, we have not paid dividends on our common stock and we do not anticipate paying any dividends on the shares of our common stock in the foreseeable future. Pursuant to the covenants on the $2.5 billion note with Clear Channel Communications, our ability to pay dividends is restricted. If cash dividends were to be paid on our common stock, holders of Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend.

Item 6. Selected Financial Data

We have prepared our consolidated and combined financial statements as if Clear Channel Outdoor had been in existence as a separate company throughout all relevant periods. The historical financial and other data prior to the IPO, which occurred on November 11, 2005, have been prepared on a combined basis from Clear Channel Communications’ consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications’ Americas outdoor and International outdoor advertising businesses and give effect to allocations of expenses from Clear Channel Communications. Our historical financial data prior to the IPO may not necessarily be indicative of our future performance nor will such data reflect what our financial position and results of operations would have been had we operated as an independent publicly traded company during the periods shown.

The results of operations data, segment data and cash flow data for the years presented below were derived from our audited consolidated and combined financial statements.

You should read the information contained in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited consolidated and combined financial statements and the accompanying notes thereto included elsewhere in this Annual Report.

(In thousands, except per share data)	Year Ended December 31,
	2007 (1)	2006 (2)	2005	2004	2003
Results of Operations Data:
Revenue	$3,281,836	$2,897,721	$2,666,078	$2,447,040	$2,174,597
Operating expenses:
Direct operating expenses	1,734,845	1,514,842	1,405,758	1,322,488	1,185,401
Selling, general and administrative expenses	537,994	486,994	478,343	439,286	404,878
Depreciation and amortization	399,483	407,730	400,639	388,217	379,640
Corporate expenses	66,080	65,542	61,096	53,770	54,233
Gain on disposition of assets— net	11,824	22,846	3,488	10,791	16,669

Operating income	555,258	445,459	323,730	254,070	167,114
Interest expense on debt with Clear Channel Communications	151,363	153,500	182,667	145,653	145,648
Interest expense	6,518	9,083	15,687	14,177	14,201
Equity in earnings (loss) of nonconsolidated affiliates	4,402	7,460	9,844	(76)	(5,142)
Other income (expense)— net	10,113	331	(12,291)	(16,530)	(21,358)

Income (loss) before income taxes, minority interest and cumulative effect of a change in accounting principle	411,892	290,667	122,929	77,634	(19,235)
Income tax (expense) benefit:
Current	(111,726)	(82,553)	(51,173)	(23,422)	12,092
Deferred	(34,915)	(39,527)	5,689	(39,132)	(23,944)

Income tax (expense) benefit	(146,641)	(122,080)	(45,484)	(62,554)	(11,852)
Minority interest expense— net	19,261	15,515	15,872	7,602	3,906

Income (loss) before cumulative effect of a change in accounting principle	245,990	153,072	61,573	7,478	(34,993)
Cumulative effect of a change in accounting principle, net of tax of $113,173 in 2004 (3)	—	—	—	(162,858)	—

Net income (loss)	$245,990	$153,072	$61,573	$(155,380)	$(34,993)

Net income (loss) per common share:
Basic:
Income (loss) before cumulative effect of a change in accounting principle	$.69	$.43	$.19	$.02	$(.11)
Cumulative effect of a change in accounting principle	—	—	—	(.52)	—

Net income (loss)	$.69	$.43	$.19	$(.50)	$(.11)

Weighted average common shares	354,838	352,155	319,890	315,000	315,000
Diluted:
Income (loss) before cumulative effect of a change in accounting principle	$.69	$.43	$.19	$.02	$(.11)
Cumulative effect of a change in accounting principle	—	—	—	(.52)	—

Net income (loss)	$.69	$.43	$.19	$(.50)	$(.11)

Weighted average common shares	355,806	352,262	319,921	315,000	315,000

(In thousands)	As of December 31,
	2007 (1)	2006 (2)	2005	2004	2003
Balance Sheet Data:
Current assets	$1,607,107	$1,189,915	$1,050,180	$1,107,240	$958,669
Property, plant and equipment – net	2,244,108	2,191,839	2,153,428	2,195,985	2,264,106
Total assets	5,935,604	5,421,891	4,918,345	5,240,933	5,232,820
Current liabilities	921,292	841,509	793,812	749,055	736,202
Long-term debt, including current maturities	2,682,021	2,684,176	2,727,786	1,639,380	1,670,017
Shareholders’/owner’s equity	1,982,730	1,586,378	1,209,437	2,729,653	2,760,164

(1)	Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. In accordance with the provisions of FIN 48, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption. See Note J to the Company’s financial statements.
(2)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment. In accordance with the provisions of Statement 123(R), the Company elected to adopt the standard using the modified prospective method. See Note K to the Company’s financial statements.
(3)	Cumulative effect of change in accounting principle for the year ended December 31, 2004 related to a non-cash charge recognized in accordance with the adoption of Topic D-108, Use of Residual Method to Value Acquired Assets other than Goodwill.

The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

Management’s discussion and analysis of our financial condition and results of operations is provided as a supplement to the audited annual financial statements and accompanying notes thereto to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. The information included herein should be read in conjunction with the annual financial statements and is organized as follows:

•

Overview. This section provides a general description of our business, as well as other matters we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•	Results of operations. This section provides an analysis of our results of operations for the years ended December 31, 2007, 2006 and 2005.

Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas and International. Approximately 93% of our 2007 Americas revenue was derived from the United States, with the balance derived primarily from Canada and Latin America. Approximately half of our 2007 International revenue was derived from France and the United Kingdom.

We manage our segments primarily focusing on operating income. Corporate expenses, gain on disposition of asset – net, interest expense, equity in earnings of nonconsolidated affiliates, other income (expense) – net, income taxes and minority interest expense – net are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

•

Financial condition and liquidity. This section provides a discussion of our financial condition as of December 31, 2007, as well as an analysis of our cash flows for the years ended December 31, 2007, 2006 and 2005. The discussion of our financial condition and liquidity includes summaries of (i) our primary sources of liquidity, (ii) our key debt covenants and (iii) our outstanding debt and commitments (both firm and contingent) that existed as of December 31, 2007.

•

Seasonality and Market risk management. These sections discuss seasonality and how we manage exposure to potential losses arising from adverse changes in foreign currency exchange rates and interest rates.

•

Recent accounting pronouncements and Critical accounting estimates. These sections discuss accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note A to our consolidated and combined financial statements included elsewhere in this Annual Report.

OVERVIEW

Description of Business

Our revenue is derived from selling advertising space on approximately 897,000 displays owned or operated as of December 31, 2007, consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross rating points. Gross ratings points is the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some International markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from 1 to 20 years.

In our International business, market practices require us to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from 4 weeks to one year in the United States. In addition, competitive bidding for street furniture and transit contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.

Our street furniture and transit display contracts, the terms of which range from 3 to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.

Our 2007 results of operations include a full year of the results of operations of Interspace Airport Advertising, or Interspace, and our results of operations for 2006 include a partial year of the results of operations of Interspace, which we acquired in July 2006.

Relationship with Clear Channel Communications

We became a publicly traded company on November 11, 2005, through an initial public offering, or IPO, in which we sold 10% of our common stock, or 35.0 million shares of our Class A common stock. Prior to our IPO we were an indirect wholly-owned subsidiary of Clear Channel Communications. Clear Channel Communications currently owns all of our outstanding shares of Class B common stock representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock.

On November 16, 2006, Clear Channel Communications agreed to be acquired by a group of equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. On September 25, 2007, Clear Channel Communications’ shareholders approved the Merger Agreement. The closing of the transaction is subject to customary closing conditions. Assuming satisfaction of the closing conditions, the parties expect to close the merger by the end of the first quarter of 2008.

There are several agreements which govern our relationship with Clear Channel Communications including the Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement. Clear Channel Communications has the right to terminate these agreements in various circumstances. As of the date of the filing of this report, no notice of termination of any of these agreements has been received from Clear Channel Communications.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenue. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2007, we estimated this discounted revenue would have been less than 1% of our Americas revenue.

Basis of Presentation

Our combined financial statements for the periods prior to our IPO have been derived from the financial statements and accounting records of Clear Channel Communications, principally from the statements and records representing Clear Channel Communications’ Americas and International Outdoor segments, using the historical results of operations and historical bases of assets and liabilities of our business. The consolidated and combined statements of operations include expense allocations for certain corporate functions historically provided to us by Clear Channel Communications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount as compared to Clear Channel Communications’ other businesses or other methods. We and Clear Channel Communications considered these allocations to be a reflection of the utilization of services provided.

Under the Corporate Services Agreement, Clear Channel Communications allocates to us our share of costs for services provided on our behalf based on actual direct costs incurred by Clear Channel Communications or an estimate of Clear Channel Communications’ expenses incurred on our behalf. For the years ended December 31, 2007, 2006 and 2005, we recorded approximately $20.3 million, $24.3 million and $16.0 million, respectively, as a component of corporate expenses for these services.

We believe the assumptions underlying the combined financial statements prior to the IPO are reasonable. However, the combined financial statements may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company during the periods presented.

Share-Based Payments

We adopted FAS 123(R), Share-Based Payment, on January 1, 2006, under the modified-prospective approach which requires us to recognize employee compensation cost related to our stock option grants in the same line items as cash compensation for all options granted after the date of adoption as well as for any options that were unvested at adoption. Under the modified-prospective approach, no stock option expense attributable to these options is reflected in the financial statements for years prior to adoption. The amounts recorded as share-based payments in the financial statements during 2005 relate to the expense associated with restricted stock awards. As of December 31, 2007, there was $20.7 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately three years.

The following table details compensation costs related to share-based payments for the years ended December 31, 2007 and 2006:

(In thousands)	Year Ended December 31,
	2007	2006
Direct operating expenses	$6,951	$4,328
Selling, general and administrative expenses	2,682	1,683
Corporate expenses	538	88

Total share-based payments	$10,171	$6,099

RESULTS OF OPERATIONS

Consolidated and Combined Results of Operations

The following table summarizes our historical results of operations:

(In thousands)	Year Ended December 31,			% Change
	2007	2006	2005	2007 v. 2006	2006 v. 2005
Revenue	$3,281,836	$2,897,721	$2,666,078	13%	9%
Operating expenses:
Direct operating expenses	1,734,845	1,514,842	1,405,758	15%	8%
Selling, general and administrative expenses	537,994	486,994	478,343	10%	2%
Depreciation and amortization	399,483	407,730	400,639	(2%)	2%
Corporate expenses	66,080	65,542	61,096	1%	7%
Gain on disposition of assets— net	11,824	22,846	3,488	(48%)	555%

Operating income	555,258	445,459	323,730	25%	38%
Interest expense (including interest on debt with Clear Channel Communications)	157,881	162,583	198,354
Equity in earnings of nonconsolidated affiliates	4,402	7,460	9,844
Other income (expense)— net	10,113	331	(12,291)

Income before income taxes and minority interest	411,892	290,667	122,929
Income tax (expense) benefit:
Current	(111,726)	(82,553)	(51,173)
Deferred	(34,915)	(39,527)	5,689

Income tax (expense) benefit	(146,641)	(122,080)	(45,484)
Minority interest expense— net	19,261	15,515	15,872

Net income	$245,990	$153,072	$61,573

Revenue

Our revenue increased approximately $384.1 million, or 13%, during 2007 as compared to 2006. Our International revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenues as well as $32.1 million from Interspace.

Our revenue increased approximately $231.6 million, or 9%, during 2006 as compared to 2005. Our Americas segment’s revenue increased $125.0 million from an increase in revenue across our displays as well as the acquisition of Interspace which contributed approximately $30.2 million to revenue in 2006. Our International segment contributed $106.7 million, which includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media Limited, a Chinese outdoor advertising company. In July 2005, we increased our investment in Clear Media to a majority controlling interest. We previously accounted for this investment as an equity method investment. Increased street furniture revenue also contributed to our International revenue growth. Our 2006 revenue increased $17.4 million due to movements in foreign exchange.

Direct Operating Expenses

Direct operating expenses increased $220.0 million for 2007 compared to 2006. International direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace.

Direct operating expenses increased $109.1 million for 2006 compared to 2005. Americas direct operating expenses increased $43.8 million driven by increased site lease expenses associated with the increase in revenue and the acquisition of Interspace which contributed $13.0 million to direct operating expenses in 2006. Our International segment contributed $65.2 million, of which $18.0 million during the first six months of 2006 related to our consolidation of Clear Media and the remainder was principally due to an increase in site lease expenses. Included in our direct operating expense growth was $10.6 million from increases in foreign exchange. Share-based payments included in direct operating expenses associated with the adoption of FAS 123(R) were $4.3 million for 2006.

Selling, General and Administrative Expenses (SG&A)

SG&A increased $51.0 million during 2007 compared to 2006. International SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace.

SG&A increased $8.7 million during 2006 compared to 2005. SG&A increased $20.6 million in our Americas segment principally related to an increase in bonus and commission expenses associated with the increase in revenue. Our International SG&A expenses declined $11.9 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding, as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline in our International SG&A was $9.5 million from our consolidation of Clear Media. Included in our SG&A expense growth in 2006 was $3.9 million from increases in foreign exchange. Share-based payments included in SG&A associated with the adoption of FAS 123(R) were $1.7 million for 2006.

Depreciation and Amortization

Depreciation and amortization decreased $8.2 million in 2007 as compared to 2006. The decrease was primarily due to a reduction in amortization from International contracts, partially offset by an increase from Interspace and the effects of foreign exchange.

Depreciation and amortization increased $7.1 million in 2006 as compared to 2005. The increase is primarily attributable to the consolidation of Clear Media and the acquisition of Interspace, partially offset by a decrease in depreciation as a result of fewer display removals in 2006 which resulted in less accelerated depreciation.

Corporate Expenses

Corporate expenses were comparable in 2007 as compared to 2006. Corporate expenses increased $4.4 million in 2006 as compared to 2005. The increase was a result of higher performance related bonus expense and additional outside professional services primarily from costs related to the first full year as a public Company.

Clear Channel Communications provides management services to us, which include, among other things, (i) treasury, payroll and other financial related services, (ii) executive officer services, (iii) human resources and employee benefits services, (iv) legal, public affairs and related services, (v) information systems, network and related services, (vi) investment services, (vii) procurement and sourcing support services, and (viii) other general corporate services. These services are allocated to us based on actual direct costs incurred or on Clear Channel Communications’ estimate of expenses relative to a seasonally adjusted headcount. For the years ended December 31, 2007, 2006, and 2005, we recorded approximately $20.3 million, $24.3 million, and $16.0 million, respectively, as a component of corporate expenses for these services.

Gain on the Disposition of Assets — Net

The gain on disposition of assets – net of $11.8 million for the year ended December 31, 2007, primarily related to an $8.9 million gain from the sale of street furniture assets and land in our International segment.

The gain on disposition of assets – net of $22.8 million for the year ended December 31, 2006, primarily related to a $13.2 million gain in our Americas segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.

Interest Expense (Including Interest on Debt with Clear Channel Communications)

Interest expense decreased $4.7 million during 2007 as compared to 2006, primarily as a result of a decline in the average debt balance during the period.

Interest expense decreased $35.8 million during 2006 as compared to 2005, primarily as a result of a decrease in average debt outstanding. Prior to the IPO, we had two fixed principal and interest rate notes in place. The first note, in the original principal amount of approximately $1.4 billion, accrued interest at 10% per annum. The second note, in the original principal amount of $73.0 million, accrued interest at 9% per annum. We used all of the net proceeds from the IPO, along with our balance in the “Due from Clear Channel Communications” account, to repay a portion of the outstanding balances of the $1.4 billion and $73.0 million notes. The remaining balance of $393.7 million was recorded as a capital contribution pursuant to the Master Agreement between us and Clear Channel Communications.

If the proposed merger transaction between Clear Channel Communications and private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners L.P. is consummated, we expect interest expense will increase.

Other Income (Expense) — Net

Other income – net of $10.1 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, relates primarily to foreign exchange gains.

Income Taxes

Our operations are included in a consolidated income tax return filed by Clear Channel Communications. However, for our financial statements, our provision for income taxes was computed on the basis that we file separate consolidated federal income tax returns with our subsidiaries.

Our effective tax rate for the year ended December 31, 2007 was 36%. The increase in current tax expense of $29.2 million for the year ended December 31, 2007 over 2006 was due primarily to an increase in “Income before income taxes and minority interest” of $121.2 million. Deferred tax expense decreased $4.6 million for the year ended December 31, 2007 compared to 2006 primarily due to additional deferred tax expense of approximately $12.8 recorded in 2006 related to the filing of an amended tax return. The amendment was mainly due to a revised tax loss on the like kind exchange of certain assets. In addition, the company recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense of approximately $19.8 million recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.

Our effective tax rate for the year ended December 31, 2006 was 42%. The increase in current tax expense of $31.4 million for the year ended December 31, 2006 over 2005 was due primarily to an increase in “Income before income taxes and minority interest” of $167.7 million. This increase was partially offset by current tax benefits of approximately $20.4 million recorded in 2006 related to tax losses on the disposition of certain operating assets and the filing of an amended tax return. The amendment primarily related to a revised tax loss on the like kind exchange of certain outdoor assets. Deferred tax expense increased by $45.2 million for the year ended December 31, 2006 over 2005 primarily due to the tax losses on the disposition of certain operating assets and the filing of the amended tax return mentioned above. In addition, foreign deferred tax expense increased by $25.9 million for the year ended December 31, 2006 primarily due to (i) the reversal of deferred tax assets related to tax losses in certain foreign jurisdictions and the uncertainty of the ability to utilize those tax losses in the future and (ii) increased deferred tax benefits in 2005 due to a change in the carrying value of certain deferred tax liabilities as a result of certain local country law and tax rate changes.

Our effective tax rate for the year ended December 31, 2005 was 37%. During 2005, the company recorded a current tax benefit of approximately $8.0 million due to the favorable resolution of certain tax contingencies in 2005.

Americas Results of Operations

(In thousands)	Year Ended December 31,			% Change
	2007	2006	2005	2007 v. 2006	2006 v. 2005
Revenue	$1,485,058	$1,341,356	$1,216,382	11%	10%
Direct operating expenses	590,563	534,365	490,519	11%	9%
Selling, general and administrative expenses	226,448	207,326	186,749	9%	11%
Depreciation and amortization	189,853	178,970	180,559	6%	(1%)

Operating income	$478,194	$420,695	$358,555	14%	17%

2007 v. 2006

Americas’ revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.

Our Americas direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.

Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.

2006 v. 2005

Our Americas revenue increased 10% during 2006 as compared to 2005 from revenue growth across our inventory. We experienced rate increases on most of our inventory while occupancy remained essentially unchanged during 2006 as compared to 2005. Our airport revenue increased $44.8 million in 2006 as compared to 2005 primarily related to $30.2 million from our acquisition of Interspace in July 2006. Revenue growth occurred across both our large and small markets such as Miami, San Antonio, Sacramento, Albuquerque and Des Moines.

Direct operating expenses increased $43.8 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $3.4 million related to the adoption of FAS 123(R). Interspace contributed $13.0 million to direct operating expenses in 2006. Our SG&A expenses increased $20.6 million in 2006 over 2005 primarily from an increase in bonus and commission expenses of $7.6 million related to the increase in revenue, $6.2 million from Interspace and $1.3 million of share-based payments related to the adoption of FAS 123(R).

International Results of Operations

(In thousands)	Year Ended December 31,			% Change
	2007	2006	2005	2007 v. 2006	2006 v. 2005
Revenue	$1,796,778	$1,556,365	$1,449,696	15%	7%
Direct operating expenses	1,144,282	980,477	915,239	17%	7%
Selling, general and administrative expenses	311,546	279,668	291,594	11%	(4%)
Depreciation and amortization	209,630	228,760	220,080	(8%)	4%

Operating income	$131,320	$67,460	$22,783	95%	196%

2007 v. 2006

International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain and China.

Our International direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A in 2006 as a result of the favorable settlement of a legal proceeding.

Depreciation and amortization decreased $19.1 million in 2007 as compared to 2006 principally from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.

2006 v. 2005

Revenue in our International segment increased 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media, which we began consolidating in July 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenue and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenue for 2006 as compared to 2005.

Direct operating expenses increased $65.2 million during 2006 as compared to 2005. The increase was primarily attributable to $18.0 million during the first six months of 2006 related to our consolidation of Clear Media, as well as an increase in site lease expenses of approximately $37.7 million and approximately $7.7 million related to movements in foreign exchange. Also included in the increase was $0.9 million related to the adoption of FAS 123(R). Our SG&A expenses declined $11.9 million primarily attributable a $9.8 million reduction recorded in 2006 as the result of a favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline was $9.5 million from our consolidation of Clear Media and $2.9 from movements in foreign exchange.

Depreciation and amortization increased $8.7 million in 2006 as compared to 2005. The increase is primarily attributable to the consolidation of Clear Media.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Year Ended December 31,
	2007	2006	2005
Americas	$478,194	$420,695	$358,555
International	131,320	67,460	22,783
Corporate	(66,080)	(65,542)	(61,096)
Gain on disposition of assets – net	11,824	22,846	3,488

Consolidated and combined operating income	$555,258	$445,459	$323,730

FINANCIAL CONDITION AND LIQUIDITY

Clear Channel Communications’ Agreement and Plan of Merger

Clear Channel Communications’ capitalization, liquidity and capital resources will change substantially if their Agreement and Plan of Merger is consummated. Upon the closing of the merger, Clear Channel Communications will be highly leveraged. A deterioration in the financial condition of Clear Channel Communications could increase our borrowing costs or impair our access to the capital markets because of our reliance on Clear Channel Communications for availability under its revolving credit facility. If the merger is consummated we may no longer be able to access Clear Channel Communications’ revolving credit facility, in which event we may enter into a new credit facility. Under our Master Agreement with Clear Channel Communications and the $2.5 billion note payable to Clear Channel Communications, we are limited in our borrowing from third parties to no more than $400.0 million. We expect the interest rate associated with a new facility would be greater than the rate we currently are charged. In addition, the interest rate we pay on our $2.5 billion promissory note is based on the weighted average cost of debt for Clear Channel Communications which we expect to increase if the proposed merger transaction is consummated. If that cost increases, whether as a result of the consummation of the merger or a deterioration in the financial condition of Clear Channel Communications, our borrowing costs also will increase. To the extent we cannot pass on our increased borrowing costs to our clients, our profitability, and potentially our ability to raise capital, could be materially affected.

Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the ability to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs.

Cash Flows

The following table summarizes our historical cash flows:

(In thousands)	Year Ended December 31,
	2007	2006	2005
Cash provided by (used in):
Operating activities	$694,430	$538,541	$510,088
Investing activities	$(356,368)	$(489,010)	$(361,371)
Financing activities	$(305,751)	$(53,165)	$(77,550)

Operating Activities

2007

Net cash flow from operating activities of $694.4 million for 2007 primarily reflects net income of $246.0 million and depreciation and amortization of $399.5 million. Net cash flows from operating activities also reflects an increase of $137.3 million in accounts receivable as a result of the increase in revenue and an increase of $93.4 million in accounts payable, accrued expenses and other liabilities.

2006

Net cash flow from operating activities of $538.5 million for 2006 principally reflects net income of $153.1 million and depreciation and amortization of $407.7 million. Net cash flows from operating activities also reflects an increase of $101.3 million in accounts receivable as a result of the increase in revenue and an increase of $65.4 million in accounts payable, accrued expenses and other liabilities.

2005

Net cash flow from operating activities of $510.1 million for the year ended December 31, 2005 principally reflects net income of $61.6 million and depreciation and amortization of $400.6 million. Net cash flows from operating activities also reflects decreases in other current assets, accounts payable and deferred income. These decreases were partially offset by increases in accounts receivable, prepaid expenses and accrued income taxes.

Investing Activities

2007

Net cash used in investing activities of $356.4 million for 2007 is primarily related to capital expenditures of $275.7 million related to purchases of property, plant and equipment and $69.1 million related to acquisitions of operating assets.

2006

Net cash used in investing activities of $489.0 million for 2006 principally reflects capital expenditures of $233.9 million related to purchases of property, plant and equipment and $242.4 million related to acquisitions of operating assets.

2005

Net cash used in investing activities of $361.4 million for the year ended December 31, 2005 principally reflects capital expenditures of $208.2 million related to purchases of property, plant and equipment and $99.6 million related to acquisitions of operating assets.

Financing Activities

2007

Net cash used in financing activities of $305.8 million for 2007 is primarily related to the net transfer of cash to Clear Channel Communications of $302.9 million.

2006

Net cash used in financing activities of $53.2 million for 2006 principally reflects net reductions in debt of $59.7 million.

2005

Net cash used in financing activities was $77.6 million for the year ended December 31, 2005. Included in cash flow from financing activities are changes in the “Due from Clear Channel Communications” account which relates to cash transfers between our Americas operations and Clear Channel Communications. For the year ended December 31, 2005, we had a net transfer of cash to Clear Channel Communications of approximately $70.0 million. Also included in cash used in financing activities is the $600.6 million in proceeds received from the IPO which was used, along with the balance outstanding in the “Due from Clear Channel Communications” account, to pay off a portion of the $1.4 billion and $73.0 million intercompany notes with Clear Channel Communications.

Anticipated Cash Requirements

We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions and anticipated capital expenditures) for the foreseeable future with cash flows from operations, borrowing under the cash management note with Clear Channel Communications, and various externally generated funds.

LIQUIDITY

SOURCES OF CAPITAL

As of December 31, 2007 and 2006, we had the following debt outstanding, cash and cash equivalents and amounts due to and due from Clear Channel Communications:

(In millions)	Year Ended December 31,
	2007	2006
Bank credit facility	$80.0	$23.5
Debt with Clear Channel Communications	2,500.0	2,500.0
Other long-term debt	102.0	160.7
Due to Clear Channel Communications	—	4.2

Total debt	2,682.0	2,688.4
Less: Cash and cash equivalents	134.9	105.4
Less: Due from Clear Channel Communications	265.4	—

	$2,281.7	$2,583.0

Bank Credit Facility

In addition to net cash flows from operations, another source of liquidity is through borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ five-year, multicurrency $1.75 billion revolving credit facility. Certain of our International subsidiaries may borrow under the sub-limit to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. The interest rate on outstanding balances under the credit facility is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin. At December 31, 2007 and February 13, 2008, the outstanding balance on the sub-limit was approximately $80.0 million, and approximately $70.0 million was available for future borrowings, with the entire balance to be paid on July 12, 2009. At December 31, 2007, the interest rate on borrowings under this credit facility was 5.0%.

Debt with Clear Channel Communications

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts, up to a maximum of $1.0 billion, due to or from Clear Channel Communications, which is recorded as “Due from Clear Channel Communications” or “Due to Clear Channel Communications” on the consolidated balance sheets. The accounts represent the revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us. The accounts accrue interest pursuant to the Master Agreement based upon LIBOR plus a margin and are generally payable on demand. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily by Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. At December 31, 2007, the balance of $265.4 million was a receivable recorded in “Due from Clear Channel Communications” on the consolidated balance sheet. At December 31, 2006, the balance of $4.2 million was a liability recorded in “Due to Clear Channel Communications” on the consolidated balance sheet. The net interest income for the years ended December 31, 2007, 2006 and 2005 was $3.7 million, $0.4 million and $0.1 million, respectively. At December 31, 2007, the interest rate on the “Due from Clear Channel Communications” account was 2.9%.

Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis. In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.

On August 2, 2005, we distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note matures on August 2, 2010 and may be prepaid in whole or in part at any time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control of us and, subject to certain exceptions, all proceeds from debt or equity raised by us must be used to prepay such note. At December 31, 2007, the interest rate on the $2.5 billion note was 6.0%.

Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a cash management note issued by us to Clear Channel Communications. Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt, strategic relationships or other arrangements at some future date. Management currently believes we could raise the funds if needed given our credit profile. Additionally, management believes our publicly traded stock could be used as a source to raise capital through public or private placements of our equity securities.

As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the ability to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs. In addition, the $2.5 billion note requires us to prepay it in full upon a change of control (as defined in the note), and, upon our issuances of equity and incurrence of debt, subject to certain exceptions, to prepay the note in the amount of net proceeds received from such events. Under the Master Agreement with Clear Channel Communications and the $2.5 billion note, we are limited in our borrowing from third parties to no more than $400.0 million.

Other long-term debt

Other long-term debt consists primarily of loans with international banks and other types of debt. At December 31, 2007, approximately $102.0 million was outstanding as other long-term debt.

Covenant Compliance

The $2.5 billion note requires us to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400.0 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of our total consolidated shareholders’ equity (as defined in the note) as shown on our most recently reported annual audited consolidated financial statements; disposing of all or substantially all of our assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing our equity; and entering into transactions with our affiliates.

In addition, the note requires us to prepay it in full upon a change of control. The note defines a change of control to occur when Clear Channel Communications ceases to control (i) directly or indirectly, more than 50% of the aggregate voting equity interests of us, our operating subsidiary or our respective successors or assigns, or (ii) the ability to elect a majority of the Board of Directors of us, our operating subsidiary or our respective successors or assigns. Upon our issuances of equity and incurrences of debt, subject to certain exceptions, we are also required to prepay the note in the amount of the net proceeds received by us from such events.

The significant covenants contained in the Clear Channel Communications $1.75 billion revolving credit facility relate to leverage and interest coverage (as defined in the credit facility). The leverage ratio covenant requires Clear Channel Communications to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit facility) of less than 5.25x. The interest coverage covenant requires Clear Channel Communications to maintain a minimum ratio of operating cash flow to interest expense (as defined by the credit facility) of 2.50x. At December 31, 2007, Clear Channel Communications’ leverage and interest coverage ratios were 3.0x and 5.1x.

There are no significant covenants or events of default contained in the cash management note issued by Clear Channel Communications to us or the cash management note issued by us to Clear Channel Communications.

At December 31, 2007, we and Clear Channel Communications were in compliance with all debt covenants.

USES OF CAPITAL

Acquisitions

During the year ended December 31, 2007, our Americas segment paid $39.5 million in cash, primarily to acquire display faces in the United States. In addition, our International segment paid $29.6 million, primarily related to the acquisition of an outdoor advertising business in Romania, additional equity interests in outdoor companies and the acquisition of advertising structures.

Capital Expenditures

Our capital expenditures have consisted of the following:

(In millions)	Year Ended December 31,
	2007	2006	2005
Non-revenue producing	$81.4	$80.0	$78.1
Revenue producing	194.3	153.9	130.1

Total capital expenditures	$275.7	$233.9	$208.2

We define non-revenue producing capital expenditures as those expenditures required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition. Capital expenditures increased $41.8 million in 2007 as compared to 2006 primarily due to the installation of digital displays in various markets across the United States. Capital expenditures increased $25.7 million in 2006 as compared to 2005. The consolidation of Clear Media in 2005 contributed $13.7 million to the increase.

Part of our long-term strategy is to pursue the technology of electronic displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Commitments, Contingencies and Guarantees

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases. Minimum annual guarantees and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations. For 2008, we are committed to $480.1 million and $270.3 million for minimum annual guarantees and operating leases, respectively. Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in “Contractual and Other Obligations,” below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

Contractual and Other Obligations

Firm Commitments

In addition to the scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with noncancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts, minimum annual guarantees, capital expenditures commitments and other long-term obligations as of December 31, 2007, are as follows:

(In thousands)	Payments Due by Period
	Total	2008	2009-2010	2011-2012	2013 and Thereafter
Long-term Debt
Revolving credit facility	$80,000	$—	$80,000	$—	$—
Debt with Clear Channel Communications	2,500,000	—	2,500,000	—	—
Other long-term debt	102,021	87,099	11,972	2,250	700
Interest payments on long-term debt(1)	406,389	155,346	250,999	44	—

Minimum annual guarantees	2,450,067	480,107	679,624	542,374	747,962
Noncancelable operating leases	1,984,319	270,283	447,318	327,652	939,066
Capital expenditure commitments	159,573	106,187	45,930	7,224	232
Noncancelable contracts	9,718	5,395	4,286	37	—
Other long-term obligations(2)	113,010	—	1,659	1,427	109,924

Total (3)	$7,805,097	$1,104,417	$4,021,788	$881,008	$1,797,884

(1)	Interest payments on long-term debt consist primarily of interest on our $2.5 billion variable rate note to Clear Channel Communications which is estimated using the interest rate as of December 31, 2007, of 6.0%. The debt with Clear Channel Communications accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. At December 31, 2007, 20% of Clear Channel Communications’ debt was variable based on market interest rates. Each 50 basis point increase or decrease in interest rates would increase or decrease our interest expense and cash outlay for each year by approximately $3.1 million. This potential increase or decrease is based on the simplified assumption that the level of floating rate debt remains constant with an immediate across-the-board increase or decrease as of December 31, 2007, with no subsequent change in rates for the remainder of the period. This potential increase or decrease does not include any adjustment for a change in the fixed rate debt of Clear Channel Communications, which currently constitutes 80% of its total debt. The weighted average cost of debt of Clear Channel Communications is likely to increase in the event of the consummation of the currently pending merger which would increase our interest expense on our $2.5 billion of debt with Clear Channel Communications.
(2)

Other long-term obligations consist of $70.5 million related to asset retirement obligations, recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included in the table is $34.6 million related to retirement plans and $7.9 million related to other long-term obligations with a specific maturity.
(3)	Excluded from the table is $107.8 million related to various obligations with no specific contractual commitment or maturity, $60.8 million of which relates to unrecognized tax benefits recorded pursuant to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International typically experiencing a loss from operations in this period. Our Americas segment typically experiences consistent performance in the remainder of our calendar year. Our International segment typically experiences its strongest performance in the second and fourth quarters of our calendar year. We expect this trend to continue in the future.

MARKET RISK MANAGEMENT

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates and foreign currency exchange rates.

Interest Rate Risk

We had approximately $2.7 billion total debt outstanding as of December 31, 2007, $2.5 billion of which is debt with Clear Channel Communications, $153.3 million is variable based on market interest rates and the remainder is fixed rate debt. The debt with Clear Channel Communications accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. At December 31, 2007, 20% of Clear Channel Communications’ debt was variable based on market interest rates. Each 50 basis point increase or decrease in interest rates would increase or decrease our interest expense and cash outlay for the year ended December 31, 2007, by approximately $3.1 million. This potential increase or decrease is based on the simplified assumption that the level of floating rate debt remains constant with an immediate across-the-board increase or decrease as of December 31, 2007, with no subsequent change in rates for the remainder of the period. This potential increase or decrease does not include any adjustment for a change in the fixed rate debt of Clear Channel Communications, which currently constitutes 80% of its total debt. The cost of Clear Channel Communications’ fixed rate debt is likely to increase in the event of the consummation of the currently pending merger which would increase our interest expense on our $2.5 billion of debt with Clear Channel Communications.

Foreign Currency Risk

We have operations in countries throughout the world. The financial results of our foreign operations are measured in their local currencies, except in the hyperinflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we operate. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net income of $83.6 million for the year ended December 31, 2007. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have changed our net income for the year ended December 31, 2007, by approximately $8.4 million.

This analysis does not consider the implication such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under FAS 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. We are currently evaluating the impact of adopting FAS 157 on our financial position or results of operations.

Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. We expect to adopt Statement 141(R) on January 1, 2009. Statement 141(R)’s impact on accounting for business combinations is dependent upon acquisitions at that time.

Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted Statement 159 on January 1, 2008 and do not anticipate adoption to materially impact our financial position or results of operations.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We expect to adopt Statement 160 on January 1, 2009 and are currently assessing the potential impact that the adoption could have on our financial statements.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A to our consolidated and combined financial statements included elsewhere in this Annual Report. Management believes the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percentage of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated our bad debt expense for the year ended December 31, 2007, would have changed by approximately $3.0 million and our net income for the same period would have changed by approximately $1.8 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Using the impairment review described, we found no impairment change required for the year ended December 31, 2007. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value. In accordance with Financial Accounting Standards Statement 142, Goodwill and Other Intangible Assets, or Statement 142, we performed our annual impairment tests as of October 1, 2005, 2006 and 2007 on goodwill. No impairment charges resulted from these tests. We may incur impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent market values decrease and long-term interest rates increase.

Indefinite-lived Assets

Indefinite-lived assets such as our billboard permits are reviewed annually for possible impairment using the direct method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average permit within a market. Our annual impairment test was performed as of October 1, 2007, which resulted in no impairment. If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.

Asset Retirement Obligations

Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition. We record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2007, would increase approximately $1.5 million. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would decrease approximately $1.4 million.

Stock Based Compensation

We adopted FAS 123(R), Share-Based Payment on January 1, 2006, using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

Tax Accruals

The IRS and other taxing authorities routinely examine our tax returns we file as part of the consolidated income tax returns filed by Clear Channel Communications. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note J to our financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.

We have considered these potential changes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, which requires us to record reserves for estimates of probable settlements of federal and state audits. We adopted FIN 48 on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in an increase of $8.1 million to the January 1, 2007 balance of retained earnings, a decrease of $6.0 million in liabilities for unrecognized tax benefits and an increase of $27.2 million in deferred tax assets.

Inflation

Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our display faces.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Required information is within Item 7.

Item 8. Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Mark P. Mays
Chief Executive Officer

/s/ Randall T. Mays
Chief Financial Officer

/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

Report of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS AND SHAREHOLDERS

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated and combined statements of operations, shareholders’/owner’s equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Outdoor Holdings, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note J to the consolidated financial statements, in 2007 the Company changed its method of accounting for income taxes.

As discussed in Note A to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2008 expressed an unqualified opinion thereon.

/S/ ERNST & YOUNG LLP

San Antonio, Texas

February 14, 2008

CONSOLIDATED BALANCE SHEETS

ASSETS

(In thousands)

	Year Ended December 31,
	2007	2006
Current Assets
Cash and cash equivalents	$134,897	$105,395
Accounts receivable, less allowance of $29,741 in 2007 and $24,827 in 2006	927,694	798,980
Due from Clear Channel Communications	265,448	—
Prepaid expenses	85,519	91,256
Other current assets	193,549	194,284

Total Current Assets	1,607,107	1,189,915

Property, Plant And Equipment
Land, buildings and improvements	368,321	343,690
Structures	3,901,940	3,601,653
Furniture and other equipment	258,536	238,340
Construction in progress	74,553	60,332

	4,603,350	4,244,015
Less accumulated depreciation	2,359,242	2,052,176

	2,244,108	2,191,839
Intangible Assets
Definite-lived intangibles, net	254,487	292,426
Indefinite-lived intangibles – permits	251,095	260,949
Goodwill	1,162,589	1,092,927

Other Assets
Notes receivable	3,426	3,192
Investments in, and advances to, nonconsolidated affiliates	108,007	97,352
Deferred tax asset	186,167	199,918
Other assets	118,618	93,373

Total Assets	$5,935,604	$5,421,891

See Notes to Consolidated and Combined Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

(In thousands, except share data)

	Year Ended December 31,
	2007	2006
Current Liabilities
Accounts payable	$138,290	$121,578
Accrued expenses	536,022	494,744
Due to Clear Channel Communications	—	4,190
Accrued interest	1,074	3,621
Accrued income taxes	33,154	31,259
Deferred income	121,558	96,421
Current portion of long-term debt	87,099	86,293
Deferred tax liabilities	4,095	3,403

Total Current Liabilities	921,292	841,509

Long-term debt	94,922	97,883
Debt with Clear Channel Communications	2,500,000	2,500,000
Other long-term liabilities	220,796	214,220

Minority interest	215,864	181,901
Commitments and contingent liabilities (Note H)

Shareholders’ Equity
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value, 750,000,000 shares authorized, 40,494,873 and 39,565,191 shares issued in 2007 and 2006, respectively	405	396
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	1,304,359	1,279,079
Retained earnings	427,391	173,277
Accumulated other comprehensive income	247,478	130,476
Cost of shares (1,857 in 2007) held in treasury	(53)	—

Total Shareholders’ Equity	1,982,730	1,586,378

Total Liabilities and Shareholders’ Equity	$5,935,604	$5,421,891

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Revenue	$3,281,836	$2,897,721	$2,666,078
Operating expenses:
Direct operating expenses (includes share-based payments of $6,951, $4,328 and $846 in 2007, 2006 and 2005, respectively, and excludes depreciation and amortization)	1,734,845	1,514,842	1,405,758
Selling, general and administrative expenses (includes share-based payments of $2,682, $1,683 and $0 in 2007, 2006 and 2005, respectively, and excludes depreciation and amortization)	537,994	486,994	478,343
Depreciation and amortization	399,483	407,730	400,639
Corporate expenses (includes share-based payments of $538, $88 and $0 in 2007, 2006 and 2005, respectively, and excludes depreciation and amortization)	66,080	65,542	61,096
Gain on disposition of assets— net	11,824	22,846	3,488

Operating income	555,258	445,459	323,730

Interest expense on debt with Clear Channel Communications	151,363	153,500	182,667
Interest expense	6,518	9,083	15,687
Equity in earnings of nonconsolidated affiliates	4,402	7,460	9,844
Other income (expense)— net	10,113	331	(12,291)

Income before income taxes and minority interest	411,892	290,667	122,929
Income tax (expense) benefit:
Current	(111,726)	(82,553)	(51,173)
Deferred	(34,915)	(39,527)	5,689

Income tax (expense) benefit	(146,641)	(122,080)	(45,484)
Minority interest expense— net	19,261	15,515	15,872

Net income	245,990	153,072	61,573

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	117,002	133,383	(76,315)

Comprehensive income (loss)	$362,992	$286,455	$(14,742)

Net income per common share:
Basic	$.69	$.43	$.19

Weighted average common shares outstanding— Basic	354,838	352,155	319,890
Diluted	$.69	$.43	$.19

Weighted average common shares outstanding— Diluted	355,806	352,262	319,921

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’/OWNER’S EQUITY

(In thousands, except share data)

	Class A Common Shares Issued	Class B Common Shares Issued	Common Stock	Owner’s Net Investment	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
Balances at December 31, 2004	—	—	$—	$6,679,664	$—	$(4,250,222)	$300,211	$—	$2,729,653
Net income, pre IPO						41,368			41,368
Currency translation adjustment, pre IPO							(78,787)		(78,787)
Dividend to Clear Channel Communications				(2,500,000)					(2,500,000)
Contribution		315,000,000	3,150	(4,179,664)	189,084	4,208,854	(221,424)		—
Distribution from Clear Channel Communications					393,717				393,717
IPO proceeds, net of offering costs	35,000,000		350		600,292				600,642
Net income, post IPO						20,205			20,205
Currency translation adjustment, post IPO							2,472		2,472
Exercise of stock options and other	236,819		2		12				14
Share-based payments					153				153

Balances at December 31, 2005	35,236,819	315,000,000	3,502	—	1,183,258	20,205	2,472	—	1,209,437
Common stock issued for a business acquisition	4,249,990		43		89,037				89,080
Net income						153,072			153,072
Currency translation adjustment and other							128,004		128,004
Exercise of stock options and other	78,382		1		1,488				1,489
Share-based payments					5,296				5,296

Balances at December 31, 2006	39,565,191	315,000,000	3,546	—	1,279,079	173,277	130,476	—	1,586,378
Cumulative effect of FIN 48 adoption						8,124			8,124
Common stock issued for a business acquisition	191,287		2		5,084				5,086
Net income						245,990			245,990
Currency translation adjustment and other							117,002		117,002
Exercise of stock options and other	738,395		7		10,826			(53)	10,780
Share-based payments					9,370				9,370

Balances at December 31, 2007	40,494,873	315,000,000	$3,555	$—	$1,304,359	$427,391	$247,478	$(53)	$1,982,730

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows provided by (used in) operating activities:
Net income	$245,990	$153,072	$61,573

Reconciling items:
Depreciation	346,298	322,208	311,376
Amortization	53,185	85,522	89,263
Deferred taxes	34,915	39,527	(5,689)
Share-based compensation	9,370	5,296	153
Provision for doubtful accounts	10,525	8,571	11,583
(Gain) loss on sale of operating and fixed assets	(11,824)	(22,846)	5,513
Equity in earnings of nonconsolidated affiliates	(4,402)	(7,460)	(9,844)
Minority interest expense – net	19,261	15,515	15,872
Increase (decrease) other, net	2,314	(6,137)	(153)
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(137,341)	(101,340)	(22,217)
Decrease (increase) in prepaid expenses	5,737	(20,797)	(10,859)
Decrease (increase) in other current assets	1,247	(9,443)	59,214
Increase (decrease) in accounts payable, accrued expenses and other liabilities	93,383	65,381	(13,300)
Increase (decrease) in accrued interest	(2,535)	1,154	1,908
Increase (decrease) in deferred income	25,840	(2,493)	(12,512)
Increase (decrease) in accrued income taxes	2,467	12,811	28,207

Net cash provided by operating activities	694,430	538,541	510,088

	Year Ended December 31,
	2007	2006	2005
Cash flows provided by (used in) investing activities:
Decrease (increase) in notes receivable, net	(234)	2,366	420
Decrease (increase) in investments in, and advances to nonconsolidated affiliates – net	962	7,292	951
Purchase of other investments	(659)	—	(99)
Purchases of property, plant and equipment	(275,690)	(233,882)	(208,156)
Proceeds from disposal of assets	17,321	15,451	920
Acquisition of operating assets, net of cash acquired	(69,059)	(242,418)	(99,605)
Decrease (increase) in other – net	(29,009)	(37,819)	(55,802)

Net cash used in investing activities	(356,368)	(489,010)	(361,371)

Cash flows provided by (used in) financing activities:
Draws on credit facilities	106,772	118,867	108,601
Payments on credit facilities	(76,614)	(100,076)	(113,193)
Proceeds from long-term debt	22,483	37,235	—
Payments on long-term debt	(66,290)	(115,694)	(3,118)
Payments on long-term debt with Clear Channel Communications	—	—	(600,642)
Net transfers (to) from Clear Channel Communications	(302,882)	4,327	(70,006)
Proceeds from exercise of stock options	10,780	2,176	166
Proceeds from initial public offering	—	—	600,642

Net cash used in financing activities	(305,751)	(53,165)	(77,550)

Effect of exchange rate changes on cash	(2,809)	385	(471)

Net increase (decrease) in cash and cash equivalents	29,502	(3,249)	70,696

Cash and cash equivalents at beginning of year	105,395	108,644	37,948

Cash and cash equivalents at end of year	$134,897	$105,395	$108,644

Supplemental disclosure:
Cash paid during the year for interest	$165,730	$165,764	$195,350
Cash paid during the year for taxes	$43,003	$52,479	$38,493

See Notes to Consolidated and Combined Financial Statements

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally. Prior to November 11, 2005, the Company was a wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media company with operations in radio broadcasting and outdoor advertising. In preparation for the initial public offering (“IPO”), Clear Channel Communications and its subsidiaries contributed and transferred to the Company all of the assets and liabilities of the outdoor advertising businesses (the “Contribution”). The net assets were transferred at Clear Channel Communications’ historical cost basis. The Company completed the Contribution just prior to the IPO, which was effective on November 11, 2005. Pursuant to the IPO registration statement on Form S-1, the Company sold 35.0 million shares of its Class A common stock at a price of $18.00 per share, for net proceeds of $600.6 million after deducting underwriting discounts and offering expenses. Clear Channel Communications holds all of the 315.0 million Class B shares of common stock outstanding, representing approximately 89% of the shares outstanding and approximately 99% of the voting power. The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to 1 vote per share while holders of Class B common stock are entitled to 20 votes per share. The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Nature of Business

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays. The Company has two reportable business segments: Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America; and the International segment includes operations in Europe, Asia, Africa and Australia.

Principles of Consolidation and Combination

The combined financial statements include amounts prior to the IPO derived from Clear Channel Communications’ consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications’ outdoor advertising businesses and give effect to allocations of expenses from Clear Channel Communications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount or other methods management considered to be a reasonable reflection of the utilization of services provided. The Company’s historical financial data may not be indicative of its future performance nor will such data reflect what its financial position and results of operations would have been had it operated as an independent publicly traded company during all of 2005. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.

Certain Reclassifications

The Company has reclassified certain selling, general and administrative expenses to direct operating expenses in 2006 and 2005 to conform to current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes the credit risk with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses

Most of the Company’s advertising structures are located on leased land. Americas land rents are typically paid in advance for periods ranging from 1 to 12 months. International land rents are paid both in advance and in arrears, for periods ranging from 1 to 12 months. Most International street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Purchase Accounting

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force (“EITF”) issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.

Asset Retirement Obligation

Statement of Financial Accounting Standards (“FAS”) No. 143, Accounting for Asset Retirement Obligations, requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. The liability is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years

Structures — 5 to 40 years

Furniture and other equipment — 3 to 20 years

Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows.

Intangible Assets

The Company classifies intangible assets as definite-lived, indefinite-lived, or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts and other contractual rights, all of which are amortized over the shorter or either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows, typically 5 to 15 years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed by the EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”). Certain assumptions are used under the Company’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Mesirow Financial Consulting, LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits. Impairment charges are recorded in depreciation and amortization expense on the statement of operations.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units under the guidance in FAS No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and EITF Topic D-101, Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142. The Company’s reporting unit for Americas is the reportable segment. The Company determined that each country in its International segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges are recorded in depreciation and amortization expense on the statement of operations.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value determined to be other-than-temporary.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2007 and 2006. Additionally, as predominantly all of the Company’s debt is not publicly traded, the carrying amounts of long-term debt approximated their fair values at December 31, 2007 and 2006.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event the earnings were distributed.

The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications, Inc. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income.

Stock Based Compensation

Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by FAS No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there was no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The Company adopted FAS No. 123(R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006, using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income.” Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses of $14.8 million, $10.4 million and $16.1 million were recorded during the years ended December 31, 2007, 2006 and 2005, respectively, as a component of selling, general and administrative expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under FAS 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. The Company is currently evaluating the impact of adopting FAS 157 on its financial position or results of operations.

FAS 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company expects to adopt Statement 141(R) on January 1, 2009. Statement 141(R)’s impact on accounting for business combinations is dependent upon acquisitions at that time.

FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FAS 157, Fair Value Measurements, and FAS 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt Statement 159 on January 1, 2008, and does not anticipate adoption to materially impact its financial position or results of operations.

FAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company expects to adopt Statement 160 on January 1, 2009 and is currently assessing the potential impact that the adoption could have on its financial statements.

Note B — INTANGIBLE ASSETS AND GOODWILL

Definite-lived Intangibles

The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights. Definite lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2007 and 2006:

(In thousands)	2007		2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other contractual rights	$867,283	$613,897	$821,364	$530,063
Other	10,719	9,618	41,544	40,419

Total	$878,002	$623,515	$862,908	$570,482

Total amortization expense from definite-lived intangible assets for the years ended December 31, 2007, 2006 and 2005 was $53.2 million, $85.5 million and $89.3 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2008	$48,190
2009	45,479
2010	33,948
2011	25,235
2012	18,342

As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.

Indefinite-lived Intangibles

The Company’s indefinite-lived intangibles consist of billboard permits acquired primarily in business combinations. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.

The Company does not amortize its billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct method. This direct method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Under the direct method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information.

The carrying amounts for billboard permits at December 31, 2007 and 2006 were $251.1 million and $260.9 million, respectively.

Goodwill

The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting unit for Americas is the reportable segment. The Company determined that each country in its International segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2007 and 2006:

(In thousands)	Americas	International	Total
Balance as of December 31, 2005	$405,275	$343,611	$748,886
Acquisitions	249,527	42,222	291,749
Dispositions	(1,913)	—	(1,913)
Foreign currency translation	14,085	40,109	54,194
Adjustments	323	(312)	11

Balance as of December 31, 2006	667,297	425,630	1,092,927
Acquisitions	20,361	13,733	34,094
Foreign currency translation	78	35,430	35,508
Adjustments	600	(540)	60

Balance as of December 31, 2007	$688,336	$474,253	$1,162,589

Included in the Americas’ acquisitions amount above in 2006 is $148.6 million related to the acquisition of Interspace, all of which is expected to be deductible for tax purposes.

Note C — BUSINESS ACQUISITIONS

2007 Acquisitions:

During 2007, the Company’s Americas segment paid $39.5 million in cash, primarily to acquire display faces in the United States. In addition, the Company’s International segment paid $29.6 million, which includes the acquisition of an outdoor advertising business in Romania, additional equity interests in outdoor companies and the acquisition of advertising structures.

2006 Acquisitions:

The Company completed the acquisition of Interspace on July 1, 2006. The acquisition was valued at approximately $207.5 million based on the Company’s common shares issued of $94.2 million, the net cash consideration paid of $88.2 million, which includes subsequent earnouts and working capital settlements and $25.1 million in estimated earnouts to be paid in 2008.

In addition to the Interspace acquisition, during 2006 the Company’s Americas segment acquired display faces for $55.4 million in cash. The Company exchanged assets in one of its Americas markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets — net.” In addition, the Company’s International segment acquired display faces and additional equity interests in outdoor companies for $105.7 million, including the acquisition of an outdoor advertising business in the United Kingdom.

2005 Acquisitions:

During 2005 the Company acquired Americas display faces for $113.3 million in cash. The Company’s International segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2007 and 2006. Due to the timing of certain acquisitions, the purchase price allocation is preliminary pending completion of third-party appraisals and other fair value analysis of assets and liabilities.

(In thousands)
	2007	2006
Cash	$—	$5,591
Accounts receivable	—	13,665
Property, plant and equipment	29,654	46,401
Permits	13,634	20,963
Definite-lived intangibles	3,014	105,909
Goodwill	34,094	210,077
Other assets	1,453	4,147

	81,849	406,753

Other liabilities	(11,347)	(39,286)
Minority interests	101	5,224
Deferred tax	(1,544)	(7,571)
Common stock issued	—	(89,037)

	(12,790)	(130,670)
Less fair value of assets exchanged	—	28,074

Total cash consideration	69,059	248,009
Less cash received	—	5,591

Net cash paid for acquisitions	$69,059	$242,418

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.

Note D — RESTRUCTURING

The following table summarizes the activities related to the Company’s restructuring accruals:

(In thousands)	2007	2006	2005
Balance at January 1	$12,537	$23,221	$6,867
Estimated costs charged to restructuring accrual	—	—	26,576
Adjustments to restructuring accrual	42	1,826	(1,281)
Payments charged against restructuring accrual	(10,134)	(12,510)	(8,941)

Balance at December 31	$2,445	$12,537	$23,221

In the third quarter of 2005, the Company’s International segment restructured its operations in France. As a result, the Company recorded $26.6 million in restructuring costs as a component of selling, general and administrative expenses; $22.5 million was related to severance costs and $4.1 million was related to other costs. During the year ended December 31, 2007, $9.8 million was paid and charged to the France restructuring. As of December 31, 2007, the balance of the France restructuring was $1.3 million, comprised primarily of severance, which is expected to be paid over the next two years.

The Company restructured its operations in Spain during 2004 and France during 2003. The remainders of these accruals were utilized in 2005. In addition, the Company has a restructuring liability related to Clear Channel Communications’ merger with Ackerley in June 2002. At December 31, 2007, the remaining accrual was immaterial.

Note E — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Clear Channel Independent

The Company owns a 50% interest in Clear Channel Independent (“CCI”), formerly known as Corp Comm, a South African outdoor advertising company.

Alessi

The Company owns a 34.3% interest in Alessi, an Italian outdoor advertising company.

Summarized Financial Information

The following table summarizes the Company’s investments in these nonconsolidated affiliates:

(In thousands)	CCI	Alessi	All Others	Total
Balance as of December 31, 2006	$46,150	$27,234	$23,968	$97,352
Acquisition (disposition) of investments	—	—	(46)	(46)
Equity in net earnings (loss)	2,546	(349)	2,205	4,402
Other, net	3,871	(442)	(569)	2,860
Foreign currency translation adjustments	1,644	1,036	759	3,439

Balance as of December 31, 2007	$54,211	$27,479	$26,317	$108,007

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” The accumulated undistributed earnings included in retained earnings for these investments were $10.1 million, $7.3 million and $2.7 million as of December 31, 2007, 2006 and 2005, respectively.

Note F — ASSET RETIREMENT OBLIGATION

The Company has an asset retirement obligation of $70.5 million and $59.3 million as of December 31, 2007 and 2006, respectively, which is reported in “Other long-term liabilities.” The liability relates to the Company’s obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	2007	2006
Balance at January 1	$59,280	$49,807
Adjustment due to change in estimate of related costs	8,958	7,581
Accretion of liability	4,236	3,539
Liabilities settled	(1,977)	(1,647)

Balance at December 31	$70,497	$59,280

Note G — LONG-TERM DEBT

Long-term debt at December 31, 2007 and 2006 consisted of the following:

	December 31,
(In thousands)	2007	2006
Debt with Clear Channel Communications	$2,500,000	$2,500,000
Bank credit facility	80,000	23,488
Other long-term debt	102,021	160,688

	2,682,021	2,684,176
Less: current portion	87,099	86,293

Total long-term debt	$2,594,922	$2,597,883

Debt with Clear Channel Communications

On August 2, 2005, the Company distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note matures on August 2, 2010, may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control and, subject to certain exceptions, all proceeds from debt or equity raised by the Company must be used to prepay such note. At December 31, 2007, the interest rate on the $2.5 billion note was 6.0%.

Bank Credit Facility

On July 13, 2004, Clear Channel Communications entered into a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. Certain of the Company’s International subsidiaries may borrow under a $150.0 million sub-limit within this $1.75 billion credit facility, to the extent Clear Channel Communications has not already borrowed under this capacity and is in compliance with its covenants under the credit facility. This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provide funds to the Company’s International operations for certain working capital needs. Certain of the Company’s International subsidiary borrowings under this sub-limit are guaranteed by Clear Channel Communications. The interest rate is based upon LIBOR or, in the case of Euro denominated borrowings, EURIBOR, plus a margin. At December 31, 2007, the interest rate on this bank credit facility was 5.0%. At December 31, 2007, the outstanding balance on the $150.0 million sub-limit was $80.0 million and $70.0 million was available for future borrowings, with the entire balance to be repaid on July 12, 2009.

Debt Covenants

The $2.5 billion note requires the Company to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400.0 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of the Company’s total consolidated shareholders’ equity (as defined in the note) as shown on its most recently reported annual audited consolidated financial statements; disposing of all or substantially all of the Company’s assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing its equity; and entering into transactions with its affiliates.

In addition, the note requires the Company to prepay it in full upon a change of control. The note defines a change of control to occur when Clear Channel Communications ceases to control (i) directly or indirectly, more than 50% of the aggregate voting equity interests of the Company, its operating subsidiary or its respective successors or assigns, or (ii) the ability to elect a majority of the Board of Directors of the Company, its operating subsidiary or its respective successors or assigns. Upon the Company’s issuances of equity and incurrences of debt, subject to certain exceptions, it is also required to prepay the note in the amount of the net proceeds received by it from such events.

Clear Channel Communications’ significant covenants on its $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage (as defined in the credit facility). The leverage ratio covenant requires Clear Channel Communications to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit facility) of less than 5.25x. The interest coverage covenant requires Clear Channel Communications to maintain a minimum ratio of operating cash flow (as defined by the credit facility) to interest expense of 2.50x. In the event Clear Channel Communications does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility, including the $150.0 sub-limit utilized by certain of the Company’s International subsidiaries, may become immediately due. At December 31 2007, Clear Channel Communications’ leverage and interest coverage ratios were 3.0x and 5.1x, respectively.

There are no significant covenants or events of default contained in the cash management note issued by Clear Channel Communications to us or the cash management note issued by us to Clear Channel Communications.

At December 31, 2007, the Company and Clear Channel Communications were in compliance with all debt covenants.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $102.0 million balance at December 31, 2007 is $87.1 million that matures in less than one year.

Debt Maturities

Future maturities of long-term debt at December 31, 2007, are as follows:

(In thousands)
2008	$87,099
2009	91,895
2010	2,500,077
2011	2,250
2012	—
Thereafter	700

Total	$2,682,021

Note H — COMMITMENTS AND CONTINGENCIES

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other similar type surfaces. The majority of these contracts contain rent provisions calculated as either the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in EITF 01-8, Determining Whether an Arrangement Contains a Lease (“EITF 01-8”), FAS 13, Accounting for Leases, FAS 29, Determining Contingent Rentals an amendment of FASB Statement No. 13 (“Statement 29”) and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”).

The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in EITF 01-8. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis in accordance with FTB 85-3. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals under Statement 29, and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in FTB 85-3. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

Most of the Company’s advertising structures are on leased land. In addition, the Company leases certain facilities and equipment. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2007, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditures
2008	$270,283	$480,107	$106,187
2009	236,710	353,656	33,171
2010	210,608	325,968	12,759
2011	173,376	292,287	5,483
2012	154,276	250,087	1,741
Thereafter	939,066	747,962	232

Total	$1,984,319	$2,450,067	$159,573

Rent expense charged to operations for 2007, 2006 and 2005 was $1.1 billion, $961.3 million and $876.5 million, respectively.

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

The Company is the defendant in a lawsuit filed October 20, 1998 by Jorge Luis Cabrera, Sr., and Martha Serrano, as personal representatives of the Estate of Jorge Luis Cabrera, Jr., in the 11th Judicial Circuit in and for Miami-Dade County, Florida. The plaintiff alleged the Company negligently constructed, installed or maintained the electrical system in a bus shelter, which resulted in the death of Jorge Luis Cabrera, Jr. Martha Serrano settled her claims with the Company. On June 24, 2005, the jury rendered a verdict in favor of the plaintiff, and awarded the plaintiff $4.1 million in actual damages and $61.0 million in punitive damages. The Company filed a motion to have the punitive damages award reduced. The trial judge granted the Company’s motion. A final judgment in the amount of $4.1 million in compensatory damages and $12.3 million in punitive damages was signed on January 23, 2006. The Company has appealed the underlying judgment and the Plaintiff filed a cross-appeal. The Plaintiff seeks to reinstate the original award of punitive damages. The Company has insurance coverage for up to approximately $50.0 million in damages for this matter.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2007, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2007, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company has various investments in nonconsolidated affiliates subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon the financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.

Note I — RELATED PARTY TRANSACTIONS

The Company records net amounts due to or from Clear Channel Communications as “Due from/to Clear Channel Communications” on the consolidated balance sheets. The accounts represent the revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us, up to a maximum of $1.0 billion. The accounts accrue interest pursuant to the Master Agreement based upon LIBOR plus a margin and are generally payable on demand. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, the Company maintains collection bank accounts swept daily by Clear Channel Communications. In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment. The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the Due from Clear Channel Communications account. At December 31, 2007, the balance of $265.4 million was an asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet. At December 31, 2006, the balance of $4.2 million was a liability recorded in “Due to Clear Channel Communications” on the consolidated balance sheet. The net interest income for the years ended December 31, 2007, 2006 and 2005 was $3.7 million, $0.4 million and $0.1 million, respectively. At December 31, 2007, the interest rate on the “Due from Clear Channel Communications” account was 2.9%.

The Company has a note in the original principal amount of $2.5 billion to Clear Channel Communications. This note is further disclosed in Note G. This note matures on August 2, 2010, and may be prepaid in whole at any time, or in part from time to time. This note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control of the Company and, subject to certain exceptions, all proceeds from debt or equity raised by the Company must be used to prepay such note. At December 31, 2007, the interest rate on the $2.5 billion note was 6.0%.

Clear Channel Communications has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. This note is further disclosed in Note G. Certain of the Company’s International subsidiaries may borrow under a $150.0 million sub-limit within this credit facility to the extent Clear Channel Communications has not already borrowed against this capacity. This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s International operations for certain working capital needs. Certain of the Company’s International subsidiary borrowings under this sub-limit are guaranteed by Clear Channel Communications. The interest rate is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus a margin. At December 31, 2007, the interest rate on this bank credit facility was 5.0%. At December 31, 2007, the outstanding balance on the $150.0 million sub-limit was $80.0 million and $70.0 million was available for future borrowings, with the entire balance to be paid on July 12, 2009.

The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications. For the years ended December 31, 2007, 2006 and 2005, the Company recorded $13.8 million, $10.6 million, and $10.0 million, respectively, in revenue for these advertisements.

Under the Corporate Services Agreement between Clear Channel Communications and the Company, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the years ended December

31, 2007, 2006 and 2005, the Company recorded $20.3 million, $24.3 million, and $16.0 million, respectively, as a component of corporate expenses for these services.

Clear Channel Communications owns the trademark and trade names used by the Company. Beginning January 1, 2003, Clear Channel Communications began charging the Company a royalty fee based on annual revenue for use of the Clear Channel trademark name. Clear Channel Communications used a third party valuation firm to assist in the calculation of the royalty fee. For the year ended December 31, 2005, the Company recorded $14.8 million of royalty fees in “Other income (expense)—net.” The royalty fee was discontinued on January 1, 2006.

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries. Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income. Tax benefits recognized on the Company’s employee stock options exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with Statement of FAS 109, Accounting for Income Taxes, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized. The Company’s provision for income taxes is further disclosed in Note J.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. These costs are recorded as a component of selling, general and administrative expenses and were approximately $10.4 million, $9.3 million, and $9.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Note J — INCOME TAXES

The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications, Inc. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.

Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	2007	2006	2005
Current — federal	$61,460	$34,255	$2,280
Current — foreign	42,984	40,056	48,037
Current — state	7,282	8,242	856

Total current	111,726	82,553	51,173
Deferred — federal	32,241	43,117	26,007
Deferred — foreign	(1,400)	(9,134)	(35,040)
Deferred — state	4,074	5,544	3,344

Total deferred	34,915	39,527	(5,689)

Income tax expense (benefit)	$146,641	$122,080	$45,484

The increase in current tax expense of $29.2 million for the year ended December 31, 2007 over 2006 was due primarily to an increase in “Income before income taxes and minority interest” of $121.2 million. Deferred tax expense decreased $4.6 million for the year ended December 31, 2007 compared to 2006, primarily due to additional deferred tax expense of approximately $12.8 recorded in 2006 related to the filing of an amended tax return. The amendment was mainly due to a revised tax loss on the like kind exchange of certain assets. In addition the company recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. These amounts were partially offset by additional deferred tax expense of approximately $19.8 recorded in 2007 as a result of the utilization of deferred tax assets related to capital expenditures in certain foreign jurisdictions.

The increase in current tax expense of $31.4 million for the year ended December 31, 2006 over 2005 was due primarily to an increase in “Income before income taxes and minority interest” of $167.7 million. This increase was partially offset by current tax benefits of approximately $20.4 million recorded in 2006 related to tax losses on the disposition of certain operating assets and the filing of an amended tax return. The amendment primarily related to a revised tax loss on the like kind exchange of certain outdoor assets. Deferred tax expense increased by $45.2 million for the year ended December 31, 2006 over 2005 primarily due to the tax losses on the disposition of certain operating assets and the filing of the amended tax return mentioned above. In addition, foreign deferred tax expense increased by $25.9 million for the year ended December 31, 2006 over 2005 primarily due to (i) the reversal of deferred tax assets related to tax losses in certain foreign jurisdictions and the uncertainty of the ability to utilize those tax losses in the future and (ii) increased deferred tax benefits in 2005 due to a change in the carrying value of certain deferred tax liabilities as a result of certain local country law and tax rate changes.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2007 and 2006 are as follows:

(In thousands)	2007	2006
Deferred tax liabilities:
Foreign	$991	$—
Accrued expenses	656	130
Deferred income	5,769	5,181
Other	917	1,337

Total deferred tax liabilities	8,333	6,648
Deferred tax assets:
Intangibles and fixed assets	173,181	192,958
Accrued expenses	5,847	—
Equity in earnings	2,235	2,145
Net operating loss carryforwards	52	449
Bad debt reserves	3,225	2,922
Foreign	—	2,111
Other	5,865	2,578

Total deferred tax assets	190,405	203,163

Net deferred tax assets	182,072	196,515
Less: current portion	(4,095)	(3,403)

Long-term net deferred tax assets	$186,167	$199,918

At December 31, 2007, net deferred tax assets include a deferred tax asset of $5.6 million relating to stock-based compensation expense under FAS 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. The provisions of FAS 123(R), however, do not allow a valuation allowance to be recorded unless the company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the stock price of our Common Stock will rise to levels sufficient to realize the entire tax benefit currently reflected in our balance sheet. See Note K for additional discussion of FAS 123(R).

The deferred tax asset associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement No. 142, the Company no longer amortizes its book basis in permits. As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax asset will decrease over time.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

(In thousands)	2007	2006	2005
Income tax expense at statutory rates	$144,162	$101,733	$43,025
State income taxes, net of federal tax benefit	11,356	13,786	4,200
Foreign taxes	(8,791)	6,390	4,816
Nondeductible items	760	709	597
Tax contingencies	6,882	(891)	(7,074)
Other, net	(7,728)	353	(80)

Income tax expense	$146,641	$122,080	$45,484

During 2007, the Company recorded tax expense of approximately $146.6 million on income before income taxes and minority interest of $411.9 million. Foreign income before income taxes was approximately $143.9 million for 2007. The 2007 income tax expense and 36% effective tax rate were impacted by a favorable foreign income tax rate on the Company’s mix of earnings within its international operations.

During 2006, the Company recorded tax expense of approximately $122.1 million on income before income taxes and minority interest of $290.7 million. Foreign income before income taxes was approximately $70.1 million for 2006. The 2006 income tax expense and 42% effective tax rate were impacted as a result of the Company not recording a tax benefit on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

During 2005, the Company recorded tax expense of approximately $45.5 million on income before income taxes and minority interest of $122.9 million. Foreign income before income taxes was approximately $23.4 million for 2005. The 2005 income tax expense and 37% effective tax rate were impacted as a result of the Company recording a current tax benefit of approximately $8.0 million due to the favorable resolution of certain tax contingencies in 2005. These tax contingencies primarily associated with tax planning related to the Company’s foreign operations that was reviewed and not adjusted by the taxing authorities during 2005. The tax contingencies were originally recorded through the income statement by increasing current tax expense in earlier years when the planning was implemented and therefore, when the contingencies were settled favorably the amounts were reversed in the income statement as a current tax benefit in the current year. This benefit was partially offset by the Company not recording a tax benefit on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.

The Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in an increase of $8.1 million to the January 1, 2007 balance of retained earnings, a decrease of $6.0 million in liabilities for unrecognized tax benefits and an increase of $27.2 million in deferred tax assets. The total amount of unrecognized tax benefits at January 1, 2007, was $31.7 million, inclusive of $6.5 million for interest. Of this total, $15.3 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2007, was $5.8 million. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2007, was $60.8 million and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheet. Of this total, $58.0 million represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Unrecognized Tax Benefits	Accrued Interest and Penalties	Gross Unrecognized Tax Benefits
Balance at January 1, 2007	$25,182	$6,507	$31,689
Increases due to tax positions taken during 2007	13,533	—	13,533
Increases due to tax positions taken in previous years	32,376	2,266	34,642
Decreases due to settlements with taxing authorities	(16,065)	(3,005)	(19,070)
Decreases due to lapse of statute of limitations	—	—	—

Balance at December 31, 2007	$55,026	$5,768	$60,794

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. The Company and Clear Channel Communications settled several federal tax positions for the tax years 1999 through 2004 with the Internal Revenue Service (“IRS”) during the year ended December 31, 2007. As a result of this settlement and other state and foreign settlements, the Company reduced its balance of unrecognized tax benefits and accrued interest and penalties by $19.1 million. Of this amount, $0.4 million was recorded as a decrease to current tax expense and $18.7 million as adjustments to current and deferred tax payables. The IRS is currently auditing Clear Channel Communications’ and the Company’s 2005 and 2006 tax year. Substantially all material state, local and foreign income tax matters have been concluded for the years through 1999. The Company does not expect to resolve any material federal or state tax positions within the next 12 months.

Note K — SHAREHOLDERS’ EQUITY

Stock Options

The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its incentive stock plan typically at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest over a period of up to five years. The option plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company adopted the fair value recognition provisions of Statement 123(R) on January 1, 2006, using the modified-prospective-transition method. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. Prior to January 1, 2006, the Company accounted for its share-based payments under the recognition and measurement provisions of APB 25 and related Interpretations, as permitted by Statement 123. Under that method, when options are granted with a strike price equal to or greater than the market price on the date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The amounts recorded as share-based payments prior to adopting Statement 123(R) primarily related to the expense associated with restricted stock awards. Under the modified-prospective-transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). As permitted under the modified-prospective-transition method, results for prior periods have not been restated.

As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes and minority interest for the year ended December 31, 2006, was $4.5 million lower and net income for the year ended December 31, 2006, was $2.6 million lower than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for the year ended December 31, 2006 were $.01 and $.01 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.

Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows. Statement 123(R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.

Prior to the IPO, the Company did not have any compensation plans under which it granted stock awards to employees. However, Clear Channel Communications granted certain of the Company’s officers and other key employees stock options to purchase shares of Clear Channel Communications’ common stock. All outstanding options to purchase shares of Clear Channel Communications’ common stock held by the Company’s employees were converted using an intrinsic value method into options to purchase shares of the Company’s Class A common stock concurrent with the closing of the IPO. As did the Company, Clear Channel Communications accounted for its stock-based award plans in accordance with APB 25, and related interpretations. Clear Channel Communications calculated the pro forma share-based payments as if the share-based awards had been accounted for using the provisions of Statement 123. The share-based payments were then allocated to the Company based on the percentage of options outstanding to employees of the Company.

Pro forma net income and earnings per share, assuming the Company and Clear Channel Communications accounted for all employee stock options using the fair value method and amortized such to expense over the options’ vesting period is as follows:

(In thousands, except per share data)		2005
Net income:
Reported		$61,573
Add:	Share based payments included in reported net income, net of related tax effects	437
Deduct:	Total share-based payments determined under fair value based method for all awards, net of related tax effects	(3,439)

Pro Forma		$58,571

Net income per common share:
Basic:
Reported		$.19

Pro Forma		$.18

Diluted:
Reported		$.19

Pro Forma		$.18

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	2007	2006	2005
Expected volatility	27%	27%	25% – 27%
Expected life in years	5.0 –7.0	5.0 – 7.5	1.3 – 7.5
Risk-free interest rate	4.76% – 4.89%	4.58% – 5.08%	4.42% – 4.58%
Dividend yield	0%	0%	0%

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2007 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2007	7,707	$23.41
Granted (a)	978	29.02
Exercised (b)	(454)	23.85
Forfeited	(71)	19.83
Expired	(624)	36.25

Outstanding, December 31, 2007	7,536	23.08	4.2 years	$40,259

Exercisable	2,915	26.82	1.6 years	6,900
Expect to vest	4,622	20.73	5.9 years	33,359

(a)	The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $11.05, $6.76 and $6.51, respectively.
(b)	Cash received from option exercises during the year ended December 31, 2007, was $10.8 million. The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006, was $2.0 million and $0.3 million, respectively.

A summary of the Company’s nonvested options at and changes during the year ended December 31, 2007, is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Nonvested, January 1, 2007	4,151	$5.78
Granted	978	11.05
Vested (a)	(436)	4.55
Forfeited	(71)	5.91

Nonvested, December 31, 2007	4,622	$7.01

(a)	The total fair value of shares vested during the years ended December 31, 2007 and 2006, was $2.0 million and $1.6 million, respectively.

Restricted Stock Awards

The Company also grants restricted stock awards to employees and directors of the Company and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s incentive stock plan.

The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2007 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2007	217	$18.84
Granted	293	29.02
Vested (restriction lapsed)	(10)	18.37
Forfeited	(9)	20.48

Outstanding, December 31, 2007	491	$24.57

Unrecognized share-based compensation cost

As of December 31, 2007, there was $20.7 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately three years.

Reconciliation of Earnings per Share

In connection with the IPO, all of Clear Channel Communications shares of the Company’s common stock outstanding were converted into 315.0 million shares of Class B common stock. This conversion is reflected as a recapitalization for earnings per share purposes which requires retroactive statement in accordance with FAS 128, Earnings Per Share. As a result, shares outstanding prior to the IPO are 315.0 million.

(In thousands, except per share data)	2007	2006	2005
NUMERATOR:
Net income	$245,990	$153,072	$61,573

Effect of dilutive securities:
None	—	—	—

Numerator for net income per common share—diluted	$245,990	$153,072	$61,573

DENOMINATOR:
Weighted average common shares	354,838	352,155	319,890

Effect of dilutive securities:
Stock options and restricted stock awards (1)	968	107	31

Denominator for net income per common share – diluted	355,806	352,262	319,921

Net income per common share:
Basic	$.69	$.43	$.19

Diluted	$.69	$.43	$.19

(1)	1.8 million, 1.4 million and 5.2 million stock options were outstanding at December 31, 2007, 2006 and 2005, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

Note L — EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches 50% of the employee’s first 5% of pay contributed to the plan. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions to these plans of $2.3 million, $2.1 million and $2.1 million were recorded as a component of operating expenses for 2007, 2006 and 2005, respectively.

In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans provided by Clear Channel Communications. Contributions to these plans of $20.1 million, $17.6 million and $16.2 million were recorded as a component of operating expenses for 2007, 2006 and 2005, respectively.

The Company’s employees are also eligible to participate in a non-qualified employee stock purchase plan provided by Clear Channel Communications. Under the plan, shares of Clear Channel Communications’ common stock may be purchased at 95% of the market value on the day of purchase. Clear Channel Communications changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2006 and 2005, all Clear Channel Communications employees purchased 144,444 and 222,789 shares at weighted average share prices of $28.56 and $28.79, respectively. The Company’s employees represent approximately 15% of the total participation in this plan. As a condition of its merger, Clear Channel Communications no longer accepts contributions to this plan, beginning January 1, 2007.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan provided by Clear Channel Communications, which allows deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. Clear Channel Communications does not match any deferral amounts and retains ownership of all assets until distributed. There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is Clear Channel Communications’.

Note M — OTHER INFORMATION

The following details the components of “Other income (expense) — net:”

(In thousands)	For the Year Ended December 31,
	2007	2006	2005
Royalty fee to Clear Channel Communications	$—	$—	$(14,825)
Foreign exchange gain (loss)	9,388	(181)	2,743
Other	725	512	(209)

Total other income (expense) — net	$10,113	$331	$(12,291)

The following details the components of “Other current assets:”

(In thousands)	As of December 31,
	2007	2006
Inventory	$26,719	$21,811
Deposits	25,869	35,669
Other prepayments	90,631	85,180
Other	50,330	51,624

Total other current assets	$193,549	$194,284

Note N — SEGMENT DATA

The Company has two reportable operating segments – Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America, and the International segment includes operations in Europe, Asia, Africa and Australia. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

(in thousands)	Americas	International	Corporate expenses and gain on disposition of assets – net	Consolidated/ Combined
2007
Revenue	$1,485,058	$1,796,778	$—	$3,281,836
Direct operating expenses	590,563	1,144,282	—	1,734,845
Selling, general and administrative expenses	226,448	311,546	—	537,994
Depreciation and amortization	189,853	209,630	—	399,483
Corporate expenses	—	—	66,080	66,080
Gain on disposition of assets – net	—	—	11,824	11,824

Operating income (loss)	$478,194	$131,320	$(54,256)	$555,258

Identifiable assets	$2,878,753	$2,606,130	$450,721	$5,935,604
Capital expenditures	$142,826	$132,864	$—	$275,690
Share-based payments	$7,932	$1,701	$538	$10,171

2006
Revenue	$1,341,356	$1,556,365	$—	$2,897,721
Direct operating expenses	534,365	980,477	—	1,514,842
Selling, general and administrative expenses	207,326	279,668	—	486,994
Depreciation and amortization	178,970	228,760	—	407,730
Corporate expenses	—	—	65,542	65,542
Gain on disposition of assets – net	—	—	22,846	22,846

Operating income (loss)	$420,695	$67,460	$(42,696)	$445,459

Identifiable assets	$2,820,737	$2,401,924	$199,230	$5,421,891
Capital expenditures	$90,495	$143,387	$—	$233,882
Share-based payments	$4,699	$1,312	$88	$6,099

2005
Revenue	$1,216,382	$1,449,696	$—	$2,666,078
Direct operating expenses	490,519	915,239	—	1,405,758
Selling, general and administrative expenses	186,749	291,594	—	478,343
Depreciation and amortization	180,559	220,080	—	400,639
Corporate expenses	—	—	61,096	61,096
Gain on disposition of assets – net	—	—	3,488	3,488

Operating income (loss)	$358,555	$22,783	$(57,608)	$323,730

Identifiable assets	$2,531,641	$2,140,407	$246,297	$4,918,345
Capital expenditures	$73,084	$135,072	$—	$208,156
Share-based payments	$693	$153	$—	$846

Revenue of $1.9 billion, $1.6 billion and $1.5 billion and identifiable assets of $2.9 billion, $2.7 billion and $2.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007, 2006 and 2005, respectively.

Note O — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)	March 31,		June 30,		September 30,		December 31,
	2007	2006	2007	2006	2007	2006	2007	2006
Revenue	$690,856	$598,369	$836,713	$748,403	$817,541	$720,254	$936,726	$830,695
Operating expenses:
Direct operating expenses	394,205	344,396	429,143	374,159	434,472	383,833	477,025	412,454
Selling, general and administrative expenses	127,533	115,035	134,557	119,599	131,228	118,424	144,676	133,936
Depreciation and amortization	95,670	96,320	98,153	100,827	99,793	102,123	105,867	108,460
Corporate expenses	15,343	14,585	13,271	14,120	16,322	15,125	21,144	21,712
Gain (loss) on disposition of assets— net	7,092	22,756	1,204	(315)	414	(834)	3,114	1,239

Operating income	65,197	50,789	162,793	139,383	136,140	99,915	191,128	155,372

Interest expense on debt with Clear Channel Communications	37,783	36,797	38,418	37,766	38,085	39,538	37,077	39,399
Interest expense	2,286	3,257	1,521	3,926	2,093	4,061	618	(2,161)
Equity in earnings (loss) of nonconsolidated affiliates	125	1,378	2,820	2,421	(836)	1,823	2,293	1,838
Other income (expense)— net	(44)	(434)	1,040	1,634	2,815	467	6,302	(1,336)

Income before income taxes and minority interest	25,209	11,679	126,714	101,746	97,941	58,606	162,028	118,636
Income tax (expense)	(10,641)	(5,139)	(50,899)	(44,768)	(37,447)	(26,646)	(47,654)	(45,527)
Minority interest income (expense)— net	1,516	1,593	(7,218)	(8,931)	(5,778)	(127)	(7,781)	(8,050)

Net income	$16,084	$8,133	$68,597	$48,047	$54,716	$31,833	$106,593	$65,059

Net income (loss) per common share:
Basic	$.05	$.02	$.19	$.14	$.15	$.09	$.30	$.18
Diluted	$.05	$.02	$.19	$.14	$.15	$.09	$.30	$.18

Stock price:
High	$31.14	$23.95	$30.12	$24.20	$29.24	$21.26	$28.57	$28.13
Low	$24.91	$18.49	$25.95	$19.31	$22.81	$18.66	$23.65	$19.49

Note P — SUBSEQUENT EVENTS

On January 17, 2008, the Company entered into an agreement to sell its 50% interest in Clear Channel Independent, a South African outdoor advertising company, for approximately $127.0 million based on the closing price of the acquirer’s shares on the date of announcement. As of December 31, 2007, $54.2 million is recorded in “Investments in and advances to, nonconsolidated affiliates” on our consolidated balance sheet related to this investment. The closing of the transaction is subject to regulatory approval and other customary closing conditions.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Outdoor Holdings, Inc. (the “Company”) including its consolidated subsidiaries is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.

Our principal executive and financial officers have concluded, based on their evaluation as of the end of the period covered by this Form 10-K, that our disclosure controls and procedures, as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, are effective to ensure that information we are required to disclose in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and include controls and procedures designed to ensure that information we are required to disclose in such reports is accumulated and communicated to management, including our principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2007, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2007, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the Company’s internal control over financial reporting as of December 31, 2007. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS AND SHAREHOLDERS

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

We have audited Clear Channel Outdoor Holdings, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Clear Channel Outdoor Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Clear Channel Outdoor Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated and combined statements of operations, shareholders’/owner’s equity, and cash flows for each of the three years in the period ended December 31, 2007 of Clear Channel Outdoor Holdings, Inc. and subsidiaries and our report dated February 14, 2008 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

February 14, 2008

ITEM 9B. Other Information

Not applicable

PART III

Item 10. Directors, Executive Officers and Corporate Governance

The information required by this item with respect to our code of ethics and the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth in our Definitive Proxy Statement, which will be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.

Set forth below are the names and ages and current positions of our executive officers and directors as of February 13, 2008:

Name	Age	Position	Term as Director
L. Lowry Mays	72	Chairman of the Board and Director	Expires 2010
William D. Parker	46	Director	Expires 2009
James M. Raines	68	Director	Expires 2010
Marsha McCombs Shields	53	Director	Expires 2008
Dale W. Tremblay	49	Director	Expires 2009
Mark P. Mays	44	Chief Executive Officer and Director	Expires 2009
Randall T. Mays	42	Chief Financial Officer and Director	Expires 2008
Paul J. Meyer	65	Global President and Chief Operating Officer
Jonathan Bevan	36	Chief Financial Officer – International and Director of Corporate Development
Herbert W. Hill, Jr.	49	Senior Vice President and Chief Accounting Officer
Andrew Levin	45	Executive Vice President / Chief Legal Officer and Secretary
Franklin G. Sisson, Jr.	55	Global Director – Sales and Marketing
Kurt Tingey	43	Executive Vice President – Americas Chief Financial Officer
Laura C. Toncheff	39	Executive Vice President – Americas General Counsel

L. Lowry Mays has served as a member of our Board of Directors since April 1997 and has been our Chairman of the Board since October 2005. Mr. Mays is Chairman of the Board of Directors of Clear Channel Communications, and prior to October 2004 he was the company’s Chief Executive Officer. Mr. Mays has been a member of Clear Channel Communications’ Board of Directors since its inception and has served on the Board of Directors of Live Nation, Inc. since August 2005. Mr. Mays is the father of Mark P. Mays and Randall T. Mays, both of whom are members of our Board of Directors and executive officers of us.

William D. Parker has served as Chairman and Chief Executive Officer of America West Holdings Corporation and America West Airlines since September 2001. Mr. Parker has been a member of our Board of Directors since November 2005.

James M. Raines has served as the President of James M. Raines & Co., an investment banking company, since 1988. Mr. Raines has been a member of our Board of Directors since November 2005. Since 1998, Mr. Raines has served on the Board of Directors of Waddell & Reed Financial, Inc., a financial services corporation.

Marsha McCombs Shields has served as a director of Primera Insurance since March 1989. Since June 2002, Ms. McCombs has served as the President of the McCombs Foundation and as Dealer Principal for McCombs Automotive. She has served as Manager of McCombs Family Ltd. since January 2000. Ms. Shields is the daughter of one of the Board members of Clear Channel Communications. Ms. Shields has been a member of our Board of Directors since November 2005.

Dale W. Tremblay has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company, since July 2001. Mr. Tremblay has been a member of our Board of Directors since November 2005. He currently serves on the Advisory Board for the Michigan State University Financial Analysis Lab.

Mark P. Mays has served as our Chief Executive Officer since August 2005 and Director since April 1997. Mr. Mays was President and Chief Operating Officer of Clear Channel Communications from February 1997 until his appointment as President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel Communications in February 2006. Mr. Mays has served on the Board of Directors of Clear Channel Communications since May 1998, and has served on the Board of Live Nation, Inc. since August 2005. On February 4, 2008, Mr. Mays tendered his resignation as a director of Live Nation, Inc. Mr. Mays is the son of L. Lowry Mays, Clear Channel Communications’ Chairman and one of our Board members, and is the brother of Randall T. Mays, our Executive Vice President and Chief Financial Officer and one of our Board members.

Randall T. Mays has served as our Chief Financial Officer since August 2005 and Director since April 1997. Mr. Mays has served as Chairman of the Board of Directors of Live Nation, Inc. since August 2005. He also was appointed Executive Vice President and Chief Financial Officer of Clear Channel Communications in February 1997 and was appointed Secretary in April 2003. He was appointed President of Clear Channel Communications in February 2006. He has served on the Board of Directors of Clear Channel Communications since April 1999. Mr. Mays is the son of L. Lowry Mays, Clear Channel Communications’ Chairman and one of our board members, and is the brother of Mark P. Mays, our Chief Executive Officer and one of our board members.

Paul J. Meyer has served as our Global President and Chief Operating Officer since April 2005. Prior thereto, he served as President and Chief Executive Officer of our Americas segment from January 2002 to April 2005 and President/Chief Operating Officer of our Americas segment from March 1999 to December 2001. Mr. Meyer has also served as Vice President of Clear Channel Communications since March 1999.

Jonathan D. Bevan has served as our Chief Financial Officer — International and Director of Corporate Development since November 2006. Prior thereto, he served as our Chief Financial Officer — International from January 2006 to November 2006. Prior thereto, he served as Chief Operating Officer — International since December 2004. Prior thereto, Mr. Bevan served as Senior Vice President/Operations of our International segment for the remainder of the relevant five-year period.

Herbert W. Hill, Jr. was appointed Senior Vice President and Chief Accounting Officer of the Company in April 2006 and has served as Senior Vice President and Chief Accounting Officer of Clear Channel Communications since 1997.

Andrew Levin has served as Executive Vice President, Chief Legal Officer and Secretary of the Company since April 2006 and as Executive Vice President and Chief Legal Officer of Clear Channel Communications since February 2004. Prior thereto he served as Senior Vice President for Government Affairs of Clear Channel Communications since he joined Clear Channel Communications in 2002.

Franklin G. Sisson, Jr. has served as our Global Director — Sales and Marketing since August 2005. Prior thereto, he served as Executive Vice President Sales and Marketing of the Americas segment for the remainder of the relevant five-year period.

Kurt A. Tingey has served as our Executive Vice President and Americas Chief Financial Officer since January 1, 2000.

Laura C. Toncheff has served as our Executive Vice President — Americas General Counsel since October 2006. Prior thereto, she served as Executive Vice President — Americas Real Estate, Public Affairs and Legal since January 2003. Prior thereto, Ms. Toncheff served as the Executive Vice President — Americas General Counsel for the remainder of the relevant five-year period.

NOTES

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	April 30, 2008
8:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 E. Basse Road
San Antonio, Texas 78209	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	April 30, 2008
8:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 E. Basse Road
San Antonio, Texas 78209	ADMIT ONE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held April 30, 2008

The undersigned hereby appoints L. Lowry Mays, Mark P. Mays and Randall T. Mays, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL OUTDOOR HOLDINGS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said Company to be held in San Antonio, Texas on April 30, 2008 at 8:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

(Continued and to be dated and signed on the reverse side.)

1. Election of Directors	FOR both of the two nominees listed below ☐
WITHHOLD AUTHORITY to vote for both nominees below ☐
EXCEPTIONS* ☐

Nominees: Randall T. Mays Marsha M. Shields

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)

*Exceptions:

MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

Change of Address and/or Comments: ☐

Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated:	, 2008

Stockholder’s signature

Stockholder’s signature if stock held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.